AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1996


                                            REGISTRATION STATEMENT NO. 333-10323
================================================================================
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------

                               AMENDMENT NO. 3
                                      TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                             ---------------------

                          OCUREST LABORATORIES, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            FLORIDA                            2834                      65-0259441
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

     4400 PGA BLVD., SUITE 300                4400 PGA BLVD., SUITE 300
 PALM BEACH GARDENS, FLORIDA 33410        PALM BEACH GARDENS, FLORIDA 33410
            561-627-8121               (ADDRESS OF PRINCIPAL PLACE OF BUSINESS
   (ADDRESS AND TELEPHONE NUMBER      OR INTENDED PRINCIPAL PLACE OF BUSINESS)
  OF PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                                  COPIES TO:

 JONATHAN B. REISMAN, ESQ.                     THOMAS S. SMITH, ESQ.
 REISMAN & ASSOCIATES, P.A.              SMITH, MCCULLOUGH & FERGUSON, P.C.
   5100 TOWN CENTER CIRCLE                      1610 WYNKOOP STREET
    BOCA RATON, FL 33486                            SUITE 300
        561-361-9300                             DENVER, CO 80202
          (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                             ---------------------

   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                            ---------------------
                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS                    AMOUNT TO BE         OFFERING PRICE        AGGREGATE             AMOUNT OF
OF SECURITIES TO BE REGISTERED          REGISTERED            PER UNIT(2)      OFFERING PRICE(2)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Comon Stock, $.008 par value(1) ... 1,380,000 shares                --                      --                 --
----------------------------------------------------------------------------------------------------------------------
Class A Redeemable Common Stock
   Purchase Warrants(1) ........... 1,380,000 warrants              --                      --                 --
----------------------------------------------------------------------------------------------------------------------
Units(3) .......................... 1,380,000 Units            $  4.00             $ 5,520,000           1,903.45(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.008 par value(4) .. 1,380,000 shares           $  4.80             $ 6,624,000          $2,284.14
----------------------------------------------------------------------------------------------------------------------
Common Stock Purchase
   Warrants(5) ...................... 120,000 warrants         $.00042             $        50          $     .02
----------------------------------------------------------------------------------------------------------------------
Common Stock
   Purchase Warrants(5).............. 120,000 warrants         $.00042             $        50          $     .02
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.008 par value(6) .... 120,000 shares           $  6.60             $   792,000(6)       $  273.11
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.008 par value(6)..... 120,000 shares           $  7.92             $   950,400          $  327.73
----------------------------------------------------------------------------------------------------------------------
    TOTALS ........................................................................$13,886,500          $4,788.47(7)
======================================================================================================================

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

(1) To be sold in Units, each of which consists of one share of Common Stock $.008 par value, and one Class A Redeemable Common Stock Purchase Warrant. Includes 180,000 shares of Common Stock, $.008 par value, and 180,000 Class A Redeemable Common Stock Purchase Warrants covered by an over-allotment option.

(2) Estimated solely for purpose of calculating the registration fee pursuant to Rules 457(a) and (g).

(3) The Units consist of the 1,380,000 shares of Common Stock and the 1,380,000 Class A Redeemable Common Stock Purchase Warrants referred to above. Accordingly, no separate filing fee is payable for the registration of such shares and Class A Redeemable Common Stock Purchase Warrants.

(4) Issuable upon exercise of the Class A Redeemable Common Stock Purchase Warrants referred to in Note (1) above.
(5)  To be sold to the Representative of the Underwriters and its designees.
(6) Issuable upon exercise of the warrants which are the subject of Note(5) above.

(7)  $9,372.33 has previously been paid.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                            SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED NOVEMBER 5, 1996

PROSPECTUS

                          OCUREST LABORATORIES, INC.
                               1,200,000 UNITS
                 EACH CONSISTING OF ONE SHARE OF COMMON STOCK
           AND ONE CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANT


   This Prospectus relates to the offering (the "Offering") by Ocurest Laboratories, Inc. (the "Company") of 1,200,000 Units (the "Units"). Each of the Units consists of one share of Common Stock, $.008 par value (the "Common Stock"), and one Class A Redeemable Common Stock Purchase Warrant (a "Warrant" and collectively, the "Warrants"). The Common Stock and Warrants must be purchased together as Units. The Common Stock and the Warrants comprising the Units will not be separately tradeable or transferable for a period of six months commencing on the date of this Prospectus or earlier at the discretion of RAF Financial Corporation (the "Representative"). See "Description of Securities--The Units."


   Prior to the Offering, there has not been any public market for the securities of the Company. The initial public offering price of the Units and the initial exercise price and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Representative, as representative of the underwriting group (the "Underwriters"). Application has been made to approve the Units for quotation on the NASDAQ Small-Cap Market ("NASDAQ") under the trading symbol OCULU. Only the Units will be listed for quotation on NASDAQ until the Common Stock and Warrants become separately tradeable and transferable. Thereafter, subject to the Company then meeting the NASDAQ maintenance requirements, the Units will be delisted for quotation on NASDAQ and only the Common Stock and Warrants will be listed for quotation on NASDAQ.

   Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $4.80 per share, subject to adjustment in certain circumstances, at any time commencing on the date the Warrants are separately tradeable and transferable and ending on , 1999. Commencing on the date the Warrants are separately tradeable and transferable, the Warrants are subject to redemption by the Company at $.55 per Warrant at any time until the end of the second year after the date of this Prospectus and thereafter at $.75 per Warrant at any time until the end of the third year after the date of this Prospectus and prior to their expiration, on 30 days' prior written notice to the holders of Warrants, provided that the daily trading price per share (as defined on page 39) of Common Stock has been at least $6.72, subject to adjustment in certain circumstances, for a period of at least 20 consecutive trading days ending within 10 days prior to the date upon which the notice of redemption is given. Once exercisable, the Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption, if any. See "Description of Securities--Warrants."

   THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION TO INVESTORS. POTENTIAL PURCHASERS SHOULD NOT INVEST IN THESE SECURITIES UNLESS THEY CAN AFFORD THE RISK OF LOSING THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 6 OF THIS PROSPECTUS AND "DILUTION" ON PAGE 15 OF THIS PROSPECTUS.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.


                      PRICE TO         UNDERWRITING       PROCEEDS TO
                       PUBLIC          DISCOUNTS(1)        COMPANY(2)
                     ----------       -------------       -----------
Per Unit             $     4.00       $        .40        $     3.60
Total(3)             $4,800,000       $    480,000        $4,320,000

                                                        (FOOTNOTES ON NEXT PAGE)

   It is expected that delivery of the certificates representing the Units
will be made at the offices of the Representative on or about         , 1996
against payment therefor.

                             ---------------------

                                      RAF
                             FINANCIAL CORPORATION

--------------
(1) The Company and certain shareholders of the Company (the "Selling Shareholders") have also agreed to pay the Representative a non-accountable expense allowance equal to 3% of the total Price to Public of the Units and Common Stock sold by them. The Company has not allocated any portion of the Price to Public to the sale by the Company of the Warrants. The Company has also agreed to issue to the Representative and its designees for a nominal consideration (i) warrants to purchase 120,000 shares of Common Stock at an exercise price of $6.40 per share and (ii) warrants to purchase 120,000 shares of Common Stock at an exercise price of $7.68 per share. The warrants to be issued to the Representative and the shares of Common Stock underlying such warrants have been registered under the Securities Act of 1933, as amended (the "Securities Act)") by means of the Registration Statement of which this Prospectus is a part. Subject to certain limitations upon exercise of the Warrants, the Company has also agreed to pay the Representative a solicitation fee equal to 10% of the exercise price of the Warrants. The Representative has a three year right of first refusal with respect to future public or private offerings for cash by the Company or any parent or subsidiaries of the Company. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $300,000, excluding the non-accountable expense allowance described in Note (1) above, and assumes no exercise of the Underwriters' over-allotment option. See "Use of Proceeds" and "Description of Securities --Warrants."

(3) The Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to 180,000, additional shares of Common Stock AT $4.00 per share less the Underwriting Discounts solely to cover over-allotments, if any (the "Over-Allotment Option"). The Company has agreed, for no additional consideration, to contribute a like number of Warrants toward the Over-Allotment Option. The Company will not receive any proceeds from the sale of securities by the Selling Shareholders. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts, and Proceeds to Company will be $5,520,000, $552,000 and $4,320,000, respectively. See "Security Ownership of Certain Beneficial Owners and Management," "Selling Shareholders" and "Underwriting."


   THE SECURITIES OFFERED BY THIS PROSPECTUS ARE SUBJECT TO PRIOR SALE. THE UNDERWRITERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY SUCH OFFER (WHICH MAY BE DONE ONLY BY FILING AN AMENDMENT TO THE REGISTRATION STATEMENT) AND TO REJECT ORDERS IN WHOLE OR IN PART FOR THE PURCHASE OF ANY OF THE COMPANY'S SECURITIES AND TO CANCEL ANY SALE EVEN AFTER THE PURCHASE PRICE HAS BEEN PAID IF SUCH SALE, IN THE OPINION OF THE UNDERWRITERS, WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. ("NASD").

   IN CONNECTION WITH THE OFFERING, THE REPRESENTATIVE MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE UNITS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

PHOTOGRAPH

Picture of the Company's products. Ocurest Redness Reliever Lubricant and Ocurest Tears Formula Lubricant. Caption in Picture reads:

                                    Ocurest
                               Eyecare Made Easy

PHOTOGRAPH (Photo storyboard consisting of nine small photographs with captions)

Picture of a photo storyboard of one of the Company's 30 second television commercials. Commercial shows woman using conventional eyedrop dispenser and then using the Ocurest Delivery System on the bridge of her nose and explaining how easy the Ocurest Delivery System is to use.

                              PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL INFORMATION RELATING TO SHARES OF COMMON STOCK AND PER SHARE AMOUNTS IN THIS PROSPECTUS HAVE BEEN ADJUSTED FOR A 1-FOR-4 REVERSE STOCK SPLIT EFFECTED IN MARCH 1994 AND A 1-FOR-2 REVERSE STOCK SPLIT EFFECTED IN JULY 1996.

                                 THE COMPANY

   Ocurest Laboratories, Inc. (the "Company") is a marketing company organized to develop and commercialize new health and personal care products for the consumer market. The Company's first products consist of two Ocurest/registered trademark/ eye care products utilizing a patented delivery system for dispensing ophthalmic drug solutions into the eye (the "Ocurest Delivery System").

   The Company acquired the exclusive worldwide licensing rights to the Ocurest Delivery System from a then affiliate of the Company in 1991. After three years of product development, the Company began limited marketing in late 1994 of two over-the-counter ("OTC") eye drop products packaged in the delivery system. The products consist of Ocurest Redness Reliever Lubricant and Ocurest Tears Formula Lubricant (collectively, "Ocurest Eye Drops"). Ocurest Eye Drops utilize ophthalmic drug formulations owned by Bausch & Lomb Pharmaceutical, Inc. ("Bausch & Lomb") and are manufactured under a supply agreement with Bausch & Lomb at its pharmaceutical facility in Tampa, Florida. The Company owns the molds used to produce parts for the Ocurest Delivery System and the manufacturing equipment which Bausch & Lomb operates to produce all Ocurest eye care products.

   The management of the Company believes that almost all of the worldwide sales of ophthalmic drug solutions are sold in generic eyedropper dispensers which can be difficult and messy to use. The Ocurest Delivery System was designed to rest on the bridge of the nose, thereby stabilizing the dropper tip directly above the eye so that drops can be applied directly into the eye, accurately and with no spillage.

   The OTC eye care products manufactured for the Company by Bausch & Lomb contain active ingredients as to which Bausch & Lomb has advised the Company are recognized as safe and effective by the United States Food & Drug Administration (the "FDA"). Ocurest Redness Reliever Lubricant contains the same active ingredients as Visine Moisturizing, a redness reliever lubricant brand, and Ocurest Tears Formula Lubricant contains the same active ingredient as Tears Naturale, an artificial tears brand.

   Certain aspects of the Ocurest Delivery System are covered by a U.S. utility patent issued in March 1990 and the shape of the Ocurest Delivery System is covered by a U.S. design trademark registration issued in July 1995 and a design patent issued in September 1991, all of which have been licensed to the Company. The Company is also the licensee of patents issued or pending in a number of other countries.

   Ocurest Eye Drops were introduced in Florida with television and magazine advertising starting in September 1994. In mid-1995, the marketing of Ocurest Eye Drops was expanded to ten additional southern states with television advertising starting in July 1995 in the Southeast and September 1995 in the Southwest.


   The Company believes the initial consumer response to Ocurest Eye Drops has been encouraging and the Company has a planned national marketing program underway for its product line with television advertising which began in October 1996. As of the date of this Prospectus, retail chains such as Wal-Mart, Target, Kmart, Walgreens, Revco, Rite Aid, Eckerd, CVS, Osco, Sav-on, Kroger, Winn-Dixie, Albertson's, A&P, Publix, Grand Union, Pathmark, Stop & Shop, Giant Food and Fred Meyer have ordered Ocurest Eye Drops for retail distribution. The Company intends to utilize a substantial portion of the net proceeds of the Offering for advertising and promotion expenses in support of the national marketing of Ocurest Eye Drops.

   The Company was organized under the laws of the State of Florida on April 29, 1991. The Company's office is located at 4400 PGA Boulevard, Palm Beach Gardens, FL 33410 and its telephone number is (561)-627-8121.


                                 THE OFFERING
 Securities offered ..............1,200,000 Units. Each Unit consists of one share of Common Stock and one Warrant.
                                  Each Warrant entitles the holder thereof to
                                  purchase one share of Common Stock. The
                                  Common Stock and the Warrants must be
                                  purchased together as Units. The Common Stock
                                  and the Warrants comprising the Units will not
                                  be separately tradeable or transferable for a
                                  period of six months commencing on the date of
                                  this Prospectus or earlier at the discretion
                                  of the Representative. See "Description of
                                  Securities" and "Underwriting."(1)

Offering price .................. $4.00 per Unit.

Common Stock to be outstanding
  after the Offering  ............3,122,674 shares (1,922,674 shares are outstanding as of the date of this
                                  Prospectus)(2)

Warrants--Number to be outstanding
  after the offering  ............1,200,000 Warrants (no Warrants are outstanding as of the date of this
                                  Prospectus)(3)

  Exercise price ................ $4.80 per share of Common Stock, subject to adjustment in certain circumstances. See
                                  "Description of Securities."

  Expiration date ...............         , 1999

  Redemption .................... Commencing on the date the Warrants are separately tradeable and transferable, the
                                  Warrants are redeemable by the Company at $.55
                                  per Warrant at any time until the end of the
                                  second year after the date of this Prospectus
                                  and thereafter at $.75 at any time until the end
                                  of the third year after the date of this
                                  Prospectus and prior to their expiration, on 30
                                  days' prior written notice to the holders of
                                  Warrants, provided that the daily trading price
                                  per share of Common Stock (as defined on page 39),
                                  has been at least $6.72, subject to adjustment in
                                  certain circumstances, for a period of at least
                                  20 consecutive trading days ending within 10 days
                                  prior to the date of the notice of redemption.
                                  See "Description of Securities--Warrants."



Use of Proceeds ................. The Company intends to apply the net proceeds of the Offering to pay for inventory acquisition
                                  and production equipment, to pay for expenses
                                  relating to national advertising and promotion
                                  of the Company's products, to repay certain
                                  indebtedness and accrued interest and for
                                  general corporate purposes, including working
                                  capital. See "Use of Proceeds."

Risk Factors .................... The securities offered hereby involve a high degree of risk and immediate substantial
                                  dilution and should not be purchased by
                                  investors who cannot afford the loss of their
                                  entire investment. See "Risk Factors."

Proposed NASDAQ Small-Cap
  Symbol  ........................Units: OCULU(4)(5)

-------------

(1) Does not include up to 180,000 additional Warrants that may be sold by the Company pursuant to the Over-Allotment Option. See "Underwriting."

(2) Does not include a maximum of (a) 1,257,585 shares issuable upon exercise of outstanding warrants and options, (b) 1,200,000 shares issuable upon exercise of the Warrants, (c) 240,000 shares issuable upon exercise of the warrants to be issued to the Representative, (d) 180,000 shares issuable upon exercise of the Warrants included in the Over-Allotment Option. See "Management," "Certain Relationships and Transactions" and "Underwriting."

(3) Represents the Warrants and does not include any other options or warrants referred to in Notes (1) and (2) above.

(4) The Common Stock and the Warrants will not be separately tradeable or transferable for a period of six months commencing on the date of this Prospectus or earlier at the discretion of the Representative. Until such time, it is unlikely that any trading market will develop for such securities. See "Risk Factors."

(5) Subject to the Company then meeting the NASDAQ maintenance requirements, the Company intends to delist the Units from NASDAQ and to list the Common Stock and the Warrants on NASDAQ on or about the date the Common Stock and the Warrants are separately tradeable and transferable.

                                 RISK FACTORS

   THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO THE RISK FACTORS DESCRIBED BELOW. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AMONG OTHERS, AS WELL AS THE REMAINDER OF THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT IN THE COMPANY.


                RISKS RELATING TO THE BUSINESS OF THE COMPANY

LIMITED OPERATING HISTORY; LACK OF PROFITABILITY; WORKING CAPITAL DEFICIENCY

   The Company has recently commenced operations, has a limited operating history, has never earned a profit and at June 30, 1996, its current liabilities exceeded its current assets by approximately $2 million. During the six months ended June 30, 1996, the Company incurred a net loss of approximately $1 million. Although the Company believes that its estimates of the capital and resources required for its continued operations are reasonable, until the Company has a more meaningful operating history, it will not be possible to determine the accuracy of such estimates. In formulating its business plan, the Company has relied on its in-market sales experience since September 1994, results of independent market studies and the judgment of Management. There can be no assurance that the Company's past operating history nor the results of the market studies will accurately reflect the demand for the Company's eye care products or that the Company will ever be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Management."

NEED FOR FINANCING TO CONTINUE AS A GOING CONCERN; REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Since the Company's inception, the Company's operations have been primarily funded through the private placement of equity securities of the Company. The Company's ability to continue as a going concern is dependent upon, among other things, the Company's receipt of the net proceeds of the Offering. On June 30, 1996, the Company had an accumulated deficit and a negative net worth of approximately $6 million and $2.3 million, respectively. In addition, as of the date hereof the Company is in default on the repayment of approximately $650,000 of loans, including interest thereon. Although the Company's financial statements were prepared on a going concern basis, in the Report of Independent Certified Public Accountants dated March 29, 1996, such accountants expressed substantial doubt about the Company's ability to continue as a going concern. Furthermore, although the Company believes that the receipt of the net proceeds of the Offering will satisfy its capital requirements for a period of at least one year, there can be no assurance that the Company will not require additional capital or be able to continue as a going concern. The Company has not obtained any commitments with respect to any such additional capital and there can be no assurance that any additional capital will become available to the Company on terms not unfavorable to the Company, if at all. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Experts" and Report of Independent Certified Public Accountants.

CERTAIN RISKS RELATED TO THE OPHTHALMIC DRUG BUSINESS

   In addition to being subject to all the risks associated with the creation of a new business, the Company is subject to certain factors affecting the OTC ophthalmic drug business generally such as intense competition, necessity to purchase specialized equipment and varying consumer preferences. There can be no assurance that the Company will ever be able to operate profitably. See Note L of Notes to Financial Statements.

REVERSION OF PATENT AND TRADEMARK RIGHTS

   The patent and trademark rights of the Company were granted to the Company by Acorn Laboratories, Inc. ("Acorn"), a then affiliate of the Company. Under certain circumstances, including a failure by the Company to make requisite payments to Acorn, the patent and trademark rights will revert to Acorn. In any such event, the Company will no longer be able to use the Ocurest Delivery System or market any products under the name "Ocurest" and, in such event, investors can expect to lose their entire investment in the Company. See "Business--Patents and Trademarks" and "Certain Relationships and Transactions."

DEPENDENCE ON A LIMITED NUMBER OF SIGNIFICANT CUSTOMERS

   In 1995, three customers accounted for approximately 43%, 13% and 11% of the Company's net sales, respectively. During the six months ended June 30. 1996, four customers accounted for approximately 13%, 11%, 10% and 9% of the Company's net sales, respectively. The loss of any of such customers would have a material adverse effect upon the Company. In the event that the Company is not successful in marketing its OTC products, investors can expect to lose their entire investment in the Company.

DEPENDENCE ON CONTRACT MANUFACTURER

   Ocurest/registered trademark/ eye care products are formulated, filled and packaged under contract by Bausch & Lomb Pharmaceutical, Inc. ("Bausch & Lomb") pursuant to a contract in which Bausch & Lomb agreed to manufacture the Company's OTC ophthalmic drug solutions in accordance with the Company's manufacturing specifications. The contract runs until 1999, although it may be terminated by either party on one year's notice. The contract provides for minimum annual purchases by the Company. Although, as of the date of this Prospectus, the Company is in compliance with the purchase requirements, there can be no assurance that the Company will continue to be in compliance. If the Company fails to so comply with such requirements and such failure is not cured during the following six months, Bausch & Lomb may terminate the contract as of the immediately succeeding March 31. The Company believes that if Bausch & Lomb were to terminate or not agree to renew the contract, other contract manufacturers are available to manufacture the Company's eye care products on substantially similar terms, although there can be no assurance of the foregoing. In any such event, however, the Company could incur a significant delay in the production of its products. see "Business--Contract Manufacturer."

DEPENDENCE ON SINGLE PRODUCT CATEGORY

   The Company's future profitability initially depends primarily on the successful marketing of ophthalmic drug solutions in the Ocurest Delivery System as an alternative to currently available OTC ophthalmic drug solutions sold in conventional eye drop dispensers. Should the Company's future marketing of eye care products be unsuccessful for any reason, investors can expect to lose their entire investment in the Company. Although the Company plans to diversify its business through the introduction of new products in selected health and personal care markets, there can be no assurance that the Company will be able to discover, develop or successfully commercialize any such products.

UNCERTAINTY OF CONSUMER ACCEPTANCE FOR OCUREST EYE CARE PRODUCTS

   Unless Ocurest OTC eye care products marketed in the Ocurest Delivery System gain significant consumer acceptance in the national market, the Company will not be successful and investors can expect to lose their entire investment in the Company. Although the Company has gained limited in-market sales experience since September 1994, the Company has encountered and will continue to encounter strong brand name and price competition in introducing its products. The Company will be required to incur substantial advertising and promotion expenses to introduce Ocurest eye care products to consumers, and there can be no assurance that such products will gain sufficient consumer acceptance to enable the Company to operate profitably.

DEPENDENCE UPON MANAGEMENT

   The success of the Company will, to a significant extent, depend upon the efforts and availability of its management. The loss of the services of the Company's Chief Executive Officer may materially adversely affect the Company's business and prospects unless or until a suitable successor is retained. The Company's employment agreement with its Chief Executive Officer permits him to terminate his employment by the Company for any reason. The Company has no key man life insurance. See "Management."

BROAD DISCRETION IN ALLOCATION OF A SUBSTANTIAL PORTION OF THE NET PROCEEDS

   A significant portion of the net proceeds of the Offering will be allocated for general corporate purposes at the discretion of the Company's management. Investors, therefore, will be required to rely on the judgment of the Company's management in the actual allocation of such portion. See "Use of Proceeds" and "Management."

MAJORITY PORTION OF NET PROCEEDS TO BE UTILIZED FOR THE PAYMENT OF EXISTING INDEBTEDNESS


   The Company intends to utilize approximately $2,100,000 (approximately 54%) of the net proceeds of the Offering for the payment of existing indebtedness. Included in such indebtedness in an aggregate of $85,000 plus accrued interest payable to Eric R. Schwarz, an employee and beneficial owner of approximately 6% of the Company's outstanding Common Stock, and to the spouse of Edmund G. Vimond, Jr., the Company's Chief Executive Officer, $200,000 payable to Robert
M. Kassenbrock, a beneficial owner of approximately 9% of the Company's outstanding Common Stock and $200,000, the repayment of which has been guaranteed by the Company's three executive officers. See "Use of Proceeds," "Management," "Security Ownership of Certain Beneficial Owners and Management," "Certain Relationships and Transactions" and "Selling Shareholders."


REQUIRED ROYALTY PAYMENTS

   Pursuant to an agreement with Acorn, the Company has agreed, contingent upon the Company achieving certain net income levels, to pay royalties to Acorn until $9,800,000 has been paid to Acorn. The royalty payments consist of (a) 4% of (i) net sales of eye drops sold by the Company in the Ocurest Delivery System; (ii) royalties received by the Company from sales by others of Rx products; and (iii) the proceeds of licensing and similar arrangements received by the Company from licensing or similar arrangements in connection with Rx products and (b) 25% of (i) royalties received by the Company with respect to sales by others of OTC eye drops in the Ocurest Delivery System and (ii) the proceeds of any licensing or similar arrangements received by the Company in connection with OTC products. Furthermore, in the event that the Company disposes of all or substantially all of its business including the licenses granted by Acorn, other than through one or more licenses, the Company must pay to Acorn the greater of $1,250,000 or 10% of the gross proceeds of such disposition, in which case the Company shall have no further obligation to Acorn. Other than as set forth in the preceding sentence, the Company's obligation to Acorn will terminate upon the payment to Acorn of an aggregate of $10,000,000. Payments required to be made to Acorn could adversely affect the cash flow of the Company. See "Business--Patents and Trademarks" and "Certain Relationships and Transactions."

CONFLICT OF INTEREST

   All of the equity interest of Acorn is owned by an individual who was the Chairman of the Company's Board of Directors at the time the original arrangements between the Company and Acorn were made, his spouse and daughters. One such daughter, having a 16% equity interest in Acorn, is the spouse of Larry M. Reid, one of the Company's executive officers. Acorn has assigned 25% and 15% of its rights to receive royalties from the Company to Edmund G. Vimond, Jr. and Mr. Reid, two of the Company's executive officers and directors. Subject to the Company achieving certain minimum levels of net income, any activity taken to increase the Company's sales at the expense of profits would benefit those persons having an interest in Acorn. See "Business--Patents and Trademarks" and "Certain Relationships and Transactions."

LIMITED PRODUCT LIABILITY INSURANCE

   There can be no assurance that the Company will not be named as a defendant in any litigation arising from the use of the Company's products. Although the Company's contract supplier has agreed to include the Company as a named insured on its product liability insurance policy and although the Company has its own product liability insurance policy with a limit of $2 million, should such litigation ensue and the Company is held liable for amounts in excess of such insurance coverage, the Company could be rendered insolvent. In addition, there can be no assurance that product liability insurance will continue to be available to the Company or that the premiums therefor will not become prohibitively expensive.

FORMULATIONS ARE NOT UNIQUE

   The formulations utilized for the Company's eye care products are not patented or otherwise protected from duplication by others and are substantially identical to formulations currently being sold by certain other companies, many of which are sold under well established brand names. Accordingly, the Company has no competitive advantage on the basis of the quality or efficacy of its formulations and therefore, the Company's ability to effectively compete with such other companies will be dependent upon, among other things, whether or not consumers accept the characteristics of the Ocurest Delivery System.

DEPENDENCE UPON TRADEMARKS AND PATENTS

   The Company's success is, in part, dependent upon any protection that may be afforded by the patents issued in connection with the Ocurest Delivery System and the trademarks relating thereto and the name "Ocurest." There can be no assurance that such patents or trademarks will actually provide the Company with any protection from its competitors or that such patents or trademarks do not infringe upon the rights of others. In the event of such infringement, the Company would lose any protection otherwise afforded by such patents or trademarks. In addition, in order for the Company to protect its patents and trademarks, the Company must identify, contain and prosecute infringement by others. Trademark and patent litigation entails substantial legal and other costs. There can be no assurance that the Company will have the necessary financial resources to defend or prosecute its rights in connection with any such litigation.

NECESSITY OF COMPLIANCE WITH GOVERNMENTAL REGULATION

   The manufacture, contents and labeling of the Company's products must comply with rules, regulations and standards of the United States Food and Drug Administration. Although the Company believes that its eye care products are in compliance with all applicable current FDA requirements, a failure of the Company or those that manufacture its products to comply with any of the foregoing could have a material adverse effect on the Company.

INTENSE COMPETITION

   Competition in the OTC ophthalmic drug industry is intense. The Company competes with large, established and well financed companies, including major corporations which are actively engaged in the manufacture and sale of products designed to perform the same function as those of the Company. The brand names of many of such competitors' ophthalmic drug products are well recognized and established in the marketplace. All of such companies possess greater financial and human resources than does the Company. Although the Company is not aware of any technological advances or developments by others with respect to OTC eye drops or eye drop dispensers, in the event that any such advances or developments occur, if the Company is not then able to develop or otherwise acquire technology to produce competitive products, the Company would be materially adversely affected. See "Business."

                             GENERAL RISK FACTORS

ABSENCE OF TRADING MARKET


   There is not now nor has there ever been any public market for the Units, the Common Stock or the Warrants. There can be no assurance that any such market will exist in the future. Should such a market develop, there can be no assurance that it will remain active or otherwise be sustained. The Common Stock and the Warrants comprising the Units will not be separately tradeable or transferable for a period of six months commencing on the date of this Prospectus or earlier at the discretion of the Representative.


ARBITRARY DETERMINATION OF OFFERING PRICE


   Because there has never been a public market for the Units, Common Stock or Warrants, the public offering price of the Units and the exercise price of the Warrants have been arbitrarily determined by negotiation between the Representative and the Company. Such prices bear no relationship to book value, projected earnings, results of operations, net asset value or any other objective criteria of value. Purchasers of the Units, Common Stock and Warrants may therefore be exposed to the extraordinary risk of a decline in the market price of the securities offered hereby subsequent to the completion of the Offering should a market develop therefor. See "Underwriting."


NO PRESENT INTENT TO PAY DIVIDENDS

   The Company has never declared or paid and does not anticipate declaring or paying any dividends to its shareholders in the foreseeable future. Accordingly, any investor who anticipates the need for current dividends from an investment in the Company should not purchase any of the securities being offered hereby. See "Description of Securities."

IMMEDIATE AND SUBSTANTIAL DILUTION


   The initial public offering price of the Common Stock included in the Units of $4.00 per share substantially exceeds its book value. Purchasers of the Common Stock will experience an immediate dilution in the net tangible book value per share after the offering of $3.10 (approximately 78% of such initial public offering price). The Company has not allocated any portion of the initial public offering price of the Units to the Warrants. See "Dilution."


VOTING CONTROL BY PRESENT SHAREHOLDERS BEFORE AND AFTER OFFERING AND CONTROL BY MANAGEMENT


   Following the completion of the Offering, the present shareholders of the Company will own approximately 62% of the Company's outstanding Common Stock and, therefore, will be in a position to elect all of the Company's directors and control the policies and operation of the Company. Accordingly, it can be anticipated that the Company's present directors will continue to be elected and thus continue to control the Company for the foreseeable future. Such directors who are also officers of the Company constitute 50% of the members of the Board of Directors. Furthermore, during at least the foreseeable future, investors in the Offering will be unable to elect any non-officer "outside" directors. See "Management" and "Security Ownership of Certain Beneficial Owners."



ADDITIONAL SECURITIES AVAILABLE FOR ISSUANCE

   The Company's Articles of Incorporation, as amended, authorize the issuance of 25 million shares of Common Stock and five million shares of Preferred Stock (the "Preferred Stock"). The Common Stock and the Preferred Stock can be issued by, and the terms of the Preferred Stock, including dividend rights, voting rights, liquidation preference and conversion rights can generally be determined by, the Company's Board of Directors without shareholder approval. Any issuance of the Preferred Stock could adversely affect the rights of the holders of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. Accordingly, shareholders, including those purchasing the securities offered hereby, will be dependent upon the judgment of management in connection with the future issuance and sale of shares of the Company's Common Stock and Preferred Stock, in the event that buyers can be found therefor. Any future issuances of Common Stock or Preferred Stock would further dilute the percentage ownership of the Company held by the public shareholders. Furthermore, the issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through acquisition of shares of Common Stock. See "Management," "Description of Securities" and Notes to Financial Statements.

MARKET OVERHANG FROM OPTIONS AND WARRANTS



   As of the date of this Prospectus, the Company had outstanding options and warrants for the purchase of up to 1,257,585 shares of Common Stock at prices ranging from $.01 to $5.00 per share. The options and warrants expire at various times until June 2000. In addition, the warrants to be issued to the Representative will permit the holders thereof to purchase a maximum of 240,000 shares of Common Stock. The holders of such warrants have certain registration rights under the Securities Act of 1933 (the "Securities Act"). For the life of the outstanding options and warrants and the warrants to be issued to the Representative, the holders thereof will have the opportunity to profit from a rise in the market price of the Common Stock. The existence of such securities may adversely affect the terms on which the Company can obtain additional financing, and the holders hereof can be expected to exercise the securities at a time when the Company would, in all likelihood, be able to obtain additional capital by an offering of its Common Stock on terms more favorable to the Company than those provided by such warrants. See "Underwriting" and "Description of Securities."



RESTRICTIONS ON EXERCISE OF THE WARRANTS.

   During the period the Warrants are exercisable, holders of the Warrants will not be permitted to exercise such Warrants unless at the time of the exercise the registration statement under the Securities Act of which this Prospectus is a part or a new registration statement is both effective and current. Although the Company has undertaken to maintain a current and effective registration statement during the life of the Warrants, there can be no assurance that it either can or will do so. In addition, a holder of the Warrants residing in a state in which the underlying Common Stock is neither registered nor exempt from registration, will not be permitted to exercise that holder's Warrants. The Company does not intend to advise holders of the Warrants of their inability to exercise the Warrants other than in response to a specific written inquiry to the Company. The value of the Warrants may be greatly reduced if a current registration statement covering the shares of Common Stock underlying the Warrants is not effective and current or if such Common Stock is not registered or exempt from registration in the states in which the holders of the Warrants reside. See "Description of Securities Warrants."

WARRANTS SUBJECT TO REDEMPTION



   Commencing on the date the Warrants are separately tradeable and transferable, the Warrants are subject to redemption by the Company at $.55 per Warrant at any time until the end of the second year after the date of this Prospectus and thereafter at $.75 per Warrant at any time until the end of the third year after the date of this Prospectus and prior to their expiration, on 30 days' prior written notice to the holders of the Warrants, provided that the daily trading price per share (as defined on page 39) has been at least $6.72, subject to adjustment in certain circumstances, for a at least 20 consecutive trading days ending within 10 days prior to the date of the notice of redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."



SHARES ELIGIBLE FOR PUBLIC SALE


   All of the shares of Common Stock outstanding as of the date hereof are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act. Without regard to the volume limitations described below, approximately 320,000 of such shares are currently eligible for resale under Rule 144 and approximately 580,000 of such shares will be eligible for resale under Rule 144 commencing ninety days subsequent to the date of this Prospectus. The remaining shares will become so eligible at various times between November 1996 and June 1998. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions specified in such Rule, sales of "restricted securities" may be made if a minimum of two years has elapsed between the later of the date of the acquisition of such securities from the Company or from an affiliate of the Company and any resale thereof in reliance on Rule 144 for the account of either the initial acquiror or any subsequent holder. If sales can be made under Rule 144, a seller, including persons whose securities are required to be aggregated, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the shares are then quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the filing of a notice with the Securities and Exchange Commission (the "Commission"). Where a minimum of three years has elapsed between the later of the date of the acquisition of restricted securities from the Company or from an affiliate of the Company and any resale thereof in reliance on Rule 144 for the account of either the initial acquiror or any subsequent holder, a person who has not been an affiliate of the Company for at least the three months immediately preceding the sale is entitled to sell such securities under Rule 144 without regard to any of the limitations described above. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices, if any, prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices, if any, for the Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities. Certain of the Company's shareholders owning an aggregate of 731,926 shares of Common Stock have agreed not to sell any of such shares without the consent of the Representative for a period of one year commencing on the date of this Prospectus. In addition, the Company has granted certain future registration rights under the Securities Act to the holders of an aggregate of 133,920 shares of Common Stock and to the holders of warrants for the purchase of 375,000 shares of Common Stock. See "Selling Shareholders," "Certain Relationships and Transactions," "Underwriting" and "Shares Eligible for Future Sale."



NASDAQ MAINTENANCE REQUIREMENTS AND EFFECTS OF POSSIBLE DELISTING; PENNY STOCK RULES.

   Although the Company's Units have been approved for initial listing on NASDAQ upon notice of issuance of such securities, the Company must continue to meet certain maintenance requirements in order for such securities to continue to be listed on NASDAQ. Further, the Company must meet such maintenance requirements for the Company to be able to list the Company's Common Stock and Warrants on NASDAQ at such time as they are separately tradeable and transferable. If the Company's securities are delisted from NASDAQ, such delisting could restrict investors' interest in the Company's securities and could materially and adversely affect any trading market and prices for such securities. In addition, if the Company's securities are delisted from NASDAQ, and if the Company's net tangible assets do not exceed $2 million, and if the Company's Common Stock is trading for less than $5.00 per share, then the Company's Common Stock and Warrants would each be considered a "penny stock" under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks which could result in the loss of effective trading markets, if any, for the Company's Common Stock and Warrants.

RESTRICTIONS ON ISSUANCE OF ADDITIONAL SECURITIES

   Although the Company's Articles of Incorporation, as amended, authorize the issuance of additional equity securities, other than with respect to securities to be sold in connection with the Offering, substantially all of such authorized securities may not be issued by the Company for a period of three years subsequent to the date of this Prospectus without the consent of the Representative. That restriction may preclude the Company from issuing additional shares of Common Stock or Preferred Stock or securities convertible or exercisable into Common Stock or Preferred Stock at times when the Company may believe that it would be advantageous to do so. See "Underwriting."

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

   This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the Company's planned national marketing campaign and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) the ability of the Company to obtain a meaningful degree of consumer acceptance for its products and proposed products, (ii) the ability of the Company to market its products and proposed products on a national basis at competitive prices, (iii) the ability of the Company to develop brand-name recognition for its products and proposed products, (iv) the ability of the Company to develop and maintain an effective sales network, (v) success of the Company in forecasting demand for its products and proposed products, (vi) the ability of the Company to maintain pricing and thereby maintain adequate profit margins, (vii) the ability of the Company to achieve adequate intellectual property protection for the Company's products and proposed products and (viii) the ability of the Company to obtain and retain sufficient capital for its future operations.

   The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will market and provide products on a timely basis, that there will be no material adverse competitive or technological change in conditions in the Company's business, that demand for the Company's products will significantly increase, that the Company's Chief Executive Officer will remain employed as such by the Company, that the Company's forecasts accurately anticipate market demand, and that there will be no material adverse change in the Company's operations or business or in governmental regulations affecting the Company or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in the Company's business and operations which could cause the Company's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment and other expenditures, which may also materially adversely affect the Company's results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the Common Stock included in the Units offered hereby are estimated to be approximately $6,666,000 (approximately $3,876,000.


   The Company intends to use the net proceeds as follows:


                                                                               APPROXIMATE PERCENTAGE
                            USE                             APPROXIMATE AMOUNT     OF NET PROCEEDS
                            ---                            ------------------- -----------------------
Purchase of production equipment  ..........                   $  433,000               11%
National advertising and promotion activities  ...........     $1,100,000               29%
Repayment of indebtedness and accrued interest  ..........     $2,100,000               54%
General corporate purposes, including working capital,
  payment of accounts payable and possible future
  acquisition or licensing of products or technologies
  that complement the Company's business .................     $  243,000                6%




   The indebtedness which the Company intends to repay from the net proceeds was incurred at various times between October 1994 and October 1996, bears interest at rates ranging from approximately 10% to 15% per annum and has maturity dates from November 30, 1995 to the time the Company receives the net proceeds of the Offering. Included in such indebtedness is an aggregate of $85,000 plus accrued interest payable to Eric R. Schwarz, an employee and beneficial owner of approximately 6% of the Company's outstanding Common Stock, and to the spouse of Edmund G. Vimond, Jr., the Company's Chief Executive Officer and $200,000 plus accrued interest payable to Robert M. Kassenbrock, a beneficial owner of approximately 9% of the Company's outstanding Common Stock. The proceeds of the indebtedness were utilized by the Company for general corporate purposes, including working capital and advertising and promotion. Included in the indebtedness to be repaid is $200,000 payable to an advertising agency for advertising and promotion activities. The repayment of such amount has been guaranteed by the Company's three executive officers. On the date of this Prospectus, the Company is in default in the repayment of approximately $650,000 of loans, including interest thereon. See "Security Ownership of Certain Beneficial Owners and Management," "Certain Relationships and Transactions" and "Selling Shareholders." The Company believes that the receipt of such net proceeds will satisfy its capital requirements for a period of at least one year.


   Pending utilization of the net proceeds of the Offering, the Company will invest such net proceeds in short-term government securities in a non-discretionary account of the Company with the Representative.

   The allocation of the net proceeds of the Offering as set forth above represents the Company's current estimates based on its proposed plan of operations and certain assumptions with regard to the Company's proposed plan of operations as well as certain assumptions regarding industry and general economic conditions. In the event that the Company's plans change, its assumptions change or prove to be inaccurate, or the proceeds of the Offering prove to be insufficient, the Company may find it necessary or advisable to reallocate proceeds within the above-described categories or to use proceeds for other purposes or to seek additional financing or curtail or cease its activities.

                               DIVIDEND POLICY

   The Company has never declared or paid any cash dividends on its Common Stock nor does the Company anticipate that any such dividends will be paid in the foreseeable future. The Company intends to apply any earnings it may realize to the expansion of its business.

                                   DILUTION


   The Company had a deficiency in net tangible book value of $1,139,109 or $.59 per share of the Company's Common Stock on June 30, 1996. Net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less total liabilities) by the total number of outstanding shares of Common Stock. After giving effect to the sale of the Units offered hereby and the receipt of the estimated net proceeds to the Company from the sale of the Common Stock included in the Units, and assuming no exercise of the Over-Allotment Option, the Warrants, the warrants to be issued to the Representative or outstanding options and warrants, the pro forma net tangible book value of the Company at June 30, 1996 would have been $.90 per share, representing an immediate increase in the net tangible book value of $1.49 per share to existing shareholders and an immediate dilution to new investors of $3.10 per share (approximately 78% of the allocated $4.00 price per share of Common Stock). The following table illustrates the dilution per share of Common Stock to new investors purchasing Units in the Offering.



INITIAL PUBLIC OFFERING PRICE PER SHARE OF COMMON STOCK ......................               $4.00
Net tangible book value per share of Common Stock at June 30, 1996  ..........    $(.59)
Increase per share of Common Stock attributable to new investors  ............    $1.49
                                                                                ---------
Pro forma net tangible book value per share of Common Stock after the
Offering .....................................................................               $ .90
                                                                                           --------
Dilution per share to new investors ..........................................               $3.10
                                                                                           ========




   The following table sets forth on a pro forma basis as of June 30, 1996 the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share assuming no exercise of the Over-Allotment Option.


                            SHARES PURCHASED        TOTAL CONSIDERATION
                        ------------------------ ------------------------   AVERAGE PRICE
                           NUMBER      PERCENT       AMOUNT      PERCENT      PER SHARE
                        ------------ ----------  ------------- ----------   -------------
Existing Stockholders     1,922,674       62.0%    $ 5,084,224      51%          $2.64
New Investors ........    1,200,000       38.0%      4,800,000      49%          $4.00
                        ------------ ----------  ------------- ----------   -------------
Total: ...............    3,122,674      100.0%      9,884,224     100.0%
                        ============ ==========  ============= ==========

                                CAPITALIZATION


   The following table sets forth the Company's capitalization as of June 30, 1996 and as of June 30, 1996 as adjusted to reflect the sale by the Company of 1,200,000 Units and the application of the net proceeds from the sale of the 1,200,000 shares of Common Stock included therein. See "Use of Proceeds."


                                                                                          AS
                                                                       ACTUAL(1)     ADJUSTED(2)(3)
                                                                    --------------  ----------------
Current Liabilities ..............................................    $ 3,265,616      $ 1,765,616
Stockholders' Equity
 Preferred Stock, $.001 par value, 5,000,000 shares authorized,
   no shares issued and outstanding (actual or adjusted) .........             --              --
 Common Stock, $.008 par value, 25,000,000 shares authorized;

   1,922,674 issued and outstanding (actual) and 3,122,674 shares
   issued and outstanding (as adjusted) .........................          15,381           24,981

Paid-in Capital ..................................................      5,068,843        8,935,243
Accumulated deficit ..............................................     (6,008,941)      (6,008,941)
Total stockholders' equity (deficit) .............................       (924,717)       2,951,283

-------------
(1) Par value and number of shares have been adjusted for a 1 for 2 reverse stock split that occurred in July 1996.

(2) Adjusted to include the 1,200,000 shares of Common Stock offered hereby by the Company and application of the net proceeds therefrom. See "Use of Proceeds."


(3) Adjusted for current liabilities to be paid from the net proceeds of the Offering. See "Use of Proceeds."

                           SELECTED FINANCIAL DATA

   The selected financial data of the Company for the periods set forth below have been derived from the Company's financial statements included elsewhere in this Prospectus. The selected financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and the related Notes thereto included elsewhere in this Prospectus. The data for the six months ended June 30, 1995 and 1996 and as of June 30, 1996, is unaudited. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of financial position, results of operations and cash flows for the unaudited periods have been made.


                                                    YEAR ENDED DECEMBER 31          SIX MONTHS ENDED JUNE 30
                                               -------------------------------    -----------------------------
                                                     1994            1995             1995            1996
                                               --------------- ---------------    ------------- ---------------
STATEMENT OF OPERATIONS DATA:
Net Sales ...................................    $    96,830      $   687,122       $ 200,384      $   734,281
Cost of Goods Sold ..........................        139,733          545,175         160,206          443,579
Selling & Marketing Expense .................        676,079        1,784,102         462,835          639,052
General & Administrative expense ............        948,458          964,426         466,548          484,648
Royalty Expense .............................          3,875           27,885           8,015           29,380
Other Income (Expense) ......................        (18,005)        (102,326)        (32,552)        (148,082)
                                               ---------------  ---------------   -------------  ---------------
Net Loss ....................................    $(1,689,320)     $(2,736,792)      $(929,778)     $(1,010,450)
                                               ===============  ===============   =============  ===============
Net Loss Per Share ..........................    $     (1.16)     $     (1.55)      $    (.54)     $      (.50)
                                               ===============  ===============   =============  ===============
Supplemental Pro Forma Net Loss(1) ..........                     $(2,670,192)                     $  (977,150)
                                                                ===============                  ===============
Supplemental Pro Forma Net Loss Per Share(1)                      $     (1.40)                     $      (.37)
                                                                ===============                  ===============

-------------
(1) The supplemental pro forma net loss and net loss per share reflect the issuance of shares necessary to repay certain indebtedness and the related reduction in interest expense and the net loss. See Note A of Notes to the Financial Statements.



                                   DECEMBER 31,     DECEMBER 31,       JUNE 30,
                                       1994             1995             1996
                                 ---------------  ---------------   --------------
BALANCE SHEET DATA
Total Assets ..................    $ 1,245,314      $ 1,562,271      $ 2,340,899
Total Liabilities .............      1,064,007        3,306,311        3,265,616
Common Stock & Paid-in Capital       2,443,006        3,254,451        5,084,224
Accumulated Deficit ...........     (2,261,699)      (4,998,491)      (6,008,941)
Stockholders' Equity (deficit)     $  (181,307)     $(1,744,040)     $  (924,717)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Unless otherwise indicated, all dollar amounts included in this section of the Prospectus have been rounded to the nearest thousand.

OVERVIEW

   The Company was organized in 1991 to commercialize new consumer products in the health and personal care industry. For the period from inception though December 31, 1993, the Company was in a development stage and accumulated a deficit of $572,000, attributable to developing manufacturing and marketing plans and paying the cost of professional services. The Company sells ophthalmic drug solutions in an ophthalmic delivery system in the non-prescription eye drop market. The Company believes that a similar delivery system has not been and is not now being marketed by any other entity. The products sold with the delivery system are the Company's sterile eye drops in a line of two OTC formulations. The following table sets forth, for the periods indicated, a review of certain items included in the Company's statement of operations. Amounts are in thousands (000's).

                                TWELVE MONTHS ENDED        SIX MONTHS ENDED
                             ------------------------  ----------------------
                               12/31/94     12/31/95     6/30/95     6/30/96
                             -----------  -----------  ----------  ----------
Net Sales .................    $    97      $   687       $ 200      $   734
Costs & Expenses
 Cost of Goods Sold .......        140          545         160          444
 Selling & Marketing  .....        676        1,784         462          639
 General & Administrative          948          964         467          484
 Other Expenses ...........         22          130          41          177
Net Loss ..................    $(1,689)     $(2,736)      $(930)     $(1,010)


   In late 1994, the Company began limited marketing of two OTC eye drop products in the Ocurest Delivery System. In late 1995, the Company expanded its marketing efforts to ten southern states. In early 1996, the Company began the process of expanding its brand nationally. For the years ended December 31, 1994 and 1995, the Company had net losses of $1,689,000 and $2,737,000, respectively, on net sales of $97,000 in 1994 and $687,000 in 1995. Net sales for the six months ended June 30, 1996 were approximately $734,000 compared with $200,000 for the six months ended June 30, 1995 and, during such periods, the respective net losses were approximately $1,010,000 and $930,000. While the Company continues its national expansion of its product line, the Company anticipates that its operations will result in continuing losses for a minimum of six months following the completion of the Offering. There can be no assurance that the Company will ever be profitable.

COST OF GOODS SOLD

   Cost of goods sold was 144% of net sales in 1994 and 79% of net sales in 1995. The increase of $405,000 in cost of goods sold in 1995 is primarily attributable to twelve months' of sales in 1995 as compared to six months' of sales in 1994. For the six months ended June 30, 1996, cost of goods sold was 60% of net sales as compared with 79% of net sales for the six months ended June 30, 1995. The decrease was primarily attributable to lower per unit production costs because of an increase in sales of $534,000 during the latter period. The Company anticipates that product costs and expenses will continue to decline as a percentage of net sales if the Company gains larger national distribution.

SELLING AND MARKETING EXPENSES

   The Company believes that consumer demand for its products can be generated through advertising and sales promotion. As a result, the Company intends to expend substantial amounts of funds in advertising and sales promotion in 1996 and future years. Selling and marketing expenses in 1994 and 1995 reflect start-up costs associated with the introduction of the Company's products in Florida, the Company's lead market. Spot TV and magazine advertising are primarily attributable for the year to year increase of $1,108,000. The Company also continued to incur marketing and advertising research costs in 1995 as it monitored the Florida market. Distribution costs increased in 1995 as sales expanded nationally from Florida. For the six months ended June 30, 1996 selling and marketing expenses of $639,000 represented 87% of net sales as compared with $462,000 and 231%, respectively, for the six months ended June 30, 1995. The percentage decrease was primarily attributable to a substantial reduction in advertising expenditures per sales dollar due to unavailability of funds.

GENERAL AND ADMINISTRATIVE EXPENSES

   General and administrative expenses include professional services and administrative expenses associated with legal, accounting and consulting fees and other expenses incurred in raising capital to finance operations. Such expenses also include support services for three full time employees and the related compensation and benefits cost.

   General and administrative expenses for 1995 were $964,000 as compared to $948,000 in 1994 and for the six months ended June 30, 1996, general and administrative expenses were $485,000 as compared to $467,000 for the same period in 1995. The Company believes general and administrative expenses will be substantially higher for the balance of 1996 and all of 1997 as the Company hires additional personnel necessary to provide the infrastructure to support the Company's planned continued national distribution of the Company's product line.

DEPRECIATION

   The increase in depreciation reflects the Company's increased investment in molds, plates, dies and packaging and filling equipment.

INTEREST EXPENSE

   Interest expense was nominal through December 1994 as the Company relied heavily on equity investments to fund operations. Interest expense increased for 1995 and the first six months of 1996 because the Company increased its indebtedness as discussed below under "Liquidity and Capital Resources." Interest expense for the six months ended June 30, 1996 was $148,000. Management estimates the interest expense for 1996 will be substantially higher due to increased indebtedness and higher rates of interest.


   The Company obtained various loans in 1995 and 1996 and in August 1995 the Company entered into a factoring and financing agreement to sell its accounts receivable and its finished goods inventory. The factor has agreed not to terminate its present arrangements with the Company prior to December 1997. The Company intends to renegotiate the terms of the factoring arrangements shortly after its receipt of the net proceeds of the Offering. In the event that the Company is not able to negotiate more favorable terms, the Company will seek to obtain financing from other sources, including other factors. There can be no assurance that the Company will be successful in renegotiating the terms of its factoring arrangements or secure financing from any other source on terms not unfavorable to the Company or at all. Certain indebtedness, including accrued interest thereon, will be repaid from the net proceeds of the Offering. See "Use of Proceeds."


RESEARCH AND PRODUCT DEVELOPMENT

   At such time as the Company deems necessary, the Company intends to make expenditures for product research and development, including testing and, if necessary, technical modification to the Ocurest Delivery System. As new formulas become available to the Company, the Company intends to conduct appropriate testing.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's need for funds has increased from period to period as it has incurred expenses for, among other things, test marketing, market and advertising research, engineering and design of manufacturing systems, applications for domestic and international patent protection and domestic trademark protection. Since inception, the Company has funded these needs primarily through private placements of its equity.

   On June 30, 1996, the Company was delinquent in the payment of certain of its indebtedness including promissory notes issued by the Company in the aggregate amount of $250,000. The Company intends to repay such promissory notes and accrued interest thereon from the net proceeds of the Offering. See "Use of Proceeds."


   The Company's working capital and capital requirements will depend on numerous factors, including growth, if any, of the Company's sales. The Company currently has a factoring and financing agreement pursuant to which the Company sells its accounts receivable and finished goods inventory, subject to the right of the Company to repurchase such accounts receivable and inventory, and pledges its machinery and equipment to secure a loan. In addition to interest and fees, the financing agreement requires the Company to pay the factor a management fee of $5,000 per month. Such agreement may be terminated by the Company at any time or by the factor commencing in December 1997. In the event that the Company is not able to negotiate more favorable terms, the Company will seek to obtain financing from other sources, including other factors. There can be no assurance that the Company will be successful in renegotiating the terms of its factoring arrangements or secure financing from any other source on terms not unfavorable to the Company or at all. The Company has recently borrowed $200,000 from Robert
M. Kassenbrock. See "Certain Relationships and Transactions."

   Finished goods inventory increased by $281,000 (56%) at June 30, 1996 as compared to finished goods inventory at December 31, 1995. The increase was a result of the Company's planned national marketing program for its product line with television and magazine advertising which it had scheduled to begin in national media in June 1996 but did not begin until October 1996. The Company now intends to commence such program in October 1996. It is the Company's policy to maintain levels of finished goods inventory sufficient to meet sixty days' of anticipated sales. The Company believes that such policy is consistent with industry practice. The Company's products bear an expiration date of two years from the date of manufacture.

   The Company has invested $1,051,000 in property and equipment through June 30, 1996. The equipment is specifically suited to the manufacture and packaging of the Company products. Ownership of the machinery and equipment allows the Company to directly affect production costs. The Company has contractual obligations for the acquisition of additional machinery and equipment amounting to $433,000 to be paid from the net proceeds of the Offering. The Company believes that the financial resources available to it, including the net proceeds from the Offering, will be sufficient to finance its planned operations for at least one year.

   The Company believes that the level of financial resources available to it is an important factor in its ability to achieve the marketing and distribution objectives for its products as well as in its ability to compete effectively. Consequently, the Company may seek to raise additional capital through public or private equity or debt financing in the future. The Company has made no arrangements to obtain such additional capital and there can be no assurance that any additional capital will be available to the Company on terms not unfavorable to the Company, if at all.

   The Company's net operating losses for income tax purposes are subject to certain restrictions on their utilization. The Company has experienced in 1994, and will experience in 1996, changes in ownership under Internal Revenue Service regulations that will limit the amount of net operating losses that can be utilized in any given year. If the Company's future pre-tax profits (if any) in any given year exceed such limitation, cash payments for such income tax liabilities will have to be made. See Note I of Notes to Financial Statements.

                                   BUSINESS

GENERAL

   Ocurest Laboratories, Inc. (the "Company") is a marketing company organized to develop and commercialize new health and personal care products for the consumer market. The Company's products consist of two
Ocurest/registered trademark/ eye care products utilizing a patented delivery system for dispensing ophthalmic drug solutions into the eye (the "Ocurest Delivery System").

   The Company acquired the exclusive worldwide licensing rights to the Ocurest Delivery System from Acorn, a then affiliate of the Company. After three years of product development, the Company began limited marketing in late 1994 of two over-the-counter ("OTC") eye drop products packaged in the delivery system. See "Business--Patents and Trademarks" and "Certain Relationships and Transactions."

   The Company's initial product development related primarily to improvements in the Ocurest Delivery System and the development of prototype models, development of a protocol for testing the stability of product formulations, and development of various production techniques and operating standards.

   The Company's products consist of Ocurest Redness Reliever Lubricant and Ocurest Tears Formula Lubricant (collectively, "Ocurest Eye Drops"). Ocurest Eye Drops utilize ophthalmic drug formulations owned by Bausch & Lomb and are manufactured under a supply agreement with Bausch & Lomb at its pharmaceutical facility in Tampa, Florida. The Company owns the molds used to produce parts for the Ocurest Delivery System and the manufacturing equipment which Bausch & Lomb operates to produce all Ocurest eye care products.

   The management of the Company believes that almost all of the worldwide sales of ophthalmic drug solutions are sold in generic eyedropper dispensers which can be difficult and messy to use. The Ocurest Delivery System was designed to rest on the bridge of the nose, thereby stabilizing the dropper tip directly above the eye so that drops can be applied directly into the eye, accurately and with no spillage.

   The OTC eye care products manufactured for the Company by Bausch & Lomb contain active ingredients as to which Bausch & Lomb has advised the Company are recognized as safe and effective by the FDA. Ocurest Redness Reliever Lubricant contains the same active ingredients as Visine Moisturizing, a redness reliever lubricant brand, and Ocurest Tears Formula Lubricant contains the same active ingredient as Tears Naturale, an artificial tears brand.

   Certain aspects of the Ocurest Delivery System are covered by a U. S. utility patent issued in March 1990 and the shape of the Ocurest Delivery System is covered by a U.S. design trademark registration issued in July 1995 and a design patent issued in September 1991, all of which have been licensed to the Company. The Company is also the licensee of patents issued or pending in a number of other countries.

   Ocurest Eye Drops were introduced in Florida with television and magazine advertising starting in September 1994. In mid-1995, the marketing of Ocurest Eye Drops was expanded to ten additional southern states with television advertising starting in July 1995 in the Southeast and September 1995 in the Southwest.


   The Company believes the initial consumer response to Ocurest Eye Drops has been encouraging and the Company has a planned national marketing program underway for its product line with television advertising which began in October 1996. As of the date of this Prospectus, retail chains such as Wal-Mart, Target, Kmart, Walgreens, Revco, Rite Aid, Eckerd, CVS, Osco, Sav-on, Kroger, Winn-Dixie, Albertson's, A&P, Publix, Grand Union, Pathmark, Stop & Shop, Giant Food and Fred Meyer have ordered Ocurest Eye Drops for retail distribution. The Company intends to utilize a substantial portion of the net proceeds of the Offering for advertising and promotion expenses in support of the national marketing of Ocurest Eye Drops.

   In the future, the Company plans to extend marketing of the Ocurest Delivery System into the prescription drug market. In 1995 the Company granted Bausch & Lomb an option for an exclusive license to market prescription ("Rx") ophthalmic drug products in the Ocurest Delivery System. Bausch & Lomb did not exercise the option prior to its expiration and the Company extended the option until December 31, 1996 for no additional consideration. See "Business--Rx Marketing."


   The Company has utilized a factor for the financing of its accounts receivable and inventory. The Company intends to terminate the factoring arrangements shortly after its receipt of the net proceeds of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note G of Notes to Financial Statements.


OCUREST DELIVERY SYSTEM

   The management of the Company believes that conventional eyedropper dispensers for OTC and Rx ophthalmic drug solutions are cumbersome devices that are not easy to use. Because it is often hard to keep an eyedropper dispenser centered above the eye, it is often difficult to apply drops directly into the eye and, consequently, the solution often misses the eye and runs down the cheek of the user. In addition to being messy, drops that miss the eye in this manner raise a potential drug compliance problem, since consumers may under-medicate when the prescribed number of drops are not applied (or over-medicate if too many drops are applied to compensate for those that miss the eye).

   The Ocurest Delivery System was designed to attempt to solve the in-use problems the management of the Company believes are associated with existing eyedropper dispensers. The Company believes that the Ocurest Delivery System is an alternative to conventional eyedropper devices. The Ocurest Delivery System is shaped like an egg which enables the user to rest it on the bridge of the nose and angle it 45/degree/ inward toward the eye. In this position, the dropper tip is stabilized and centered directly above the eye and should make it easier for the user to apply drops with no messy spillage or waste. In addition, the Company believes that accurate drug compliance is more likely to be achieved with the Ocurest Delivery System because it has been designed to permit metered application of one drop at a time directly into the eye.

   The Ocurest Delivery System is a molded three-piece plastic assembly which is designed to contain and dispense a maximum of 0.5 fluid ounce of any liquid ophthalmic drug solution. The three parts consist of a squeeze-bottom container that holds the solution, a snap-on dropper tip shield that seals the container to form a unitized dispenser and a single-thread screw-on cap to protect the contents. All of the parts are made from resins that are approved by the FDA for pharmaceutical packaging.

OCUREST OTC PRODUCTS

   The Company markets two OTC formulations in the Ocurest Delivery System, consisting of a redness reliever lubricant and an artificial tears lubricant. The Company's current products consist of Ocurest Redness Reliever Lubricant and Ocurest Tears Formula Lubricant, both of which use formulations that are manufactured and owned by Bausch & Lomb. In the future, the Company intends to expand its product line with the national introduction of two additional OTC formulations, Ocurest Allergy Relief Formula and Ocurest Lens Rewetting Agent, that it is planned will use formulations manufactured, but not necessarily owned, by Bausch & Lomb. There can be no assurance that the Company will expand its product line or that the Company's existing or proposed products can be marketed profitably.

   The Company's eye care products are packaged in tamper-resistant cartons that prominently feature the Ocurest brand name and a picture of the product being used on the front carton panel. The cartons also feature a riser card that prominently displays a side-by-side comparison of a competitive dispenser next to the Ocurest Delivery System, accompanied by the following message:

   "Nobody likes pointy things near their eyes. That's why you may find pointy eyedroppers difficult to use. Ocurest's new egg-shaped dispenser puts an end to hit-or-miss, pointy-tip eyedroppers. Just rest it comfortably across the bridge of your nose. The Ocurest dispenser puts the drops where you want them. In your eye...not down your cheek."

   Each of the Company's eye care products is a sterile, buffered, isotonic solution formulated to match the natural fluid in the eye. Each formula contains ingredients generally recognized as safe and effective by the FDA as published in the Final Monograph for Ophthalmic Drug Products, March 4, 1988.

   Ocurest Redness Reliever Lubricant contains tetrahydrozoline Hcl, a decongestant that relieves redness of the eye, and polyethylene glycol 400, a demulcent that relieves and protects the eye from minor irritation. The active ingredients in Ocurest Redness Reliever Lubricant are the same as those used in the formulations of certain major eye drop manufacturers. Ocurest Tears Formula Lubricant contains hydroxypropyl methylcellulose, an active ingredient that moisturizes the eye to relieve dry-eye syndrome and relieve and protect the eye from minor irritation. The active ingredient in Ocurest Tears Formula Lubricant is the same as that used in the formulations of certain major eye drop manufacturers. Although the Company believes that its products are as effective for their intended purposes as those presently marketed by the Company's competitors, the successful marketing of its products is dependent upon widespread acceptance of the Ocurest Delivery System. There can be no assurance of such acceptance or that any such potential competitor or others will not develop products or dispensers that are superior to or are perceived to be superior to or can be manufactured and sold a at lower cost than those of the Company.

   Ocurest Eye Drops were introduced in Florida with the start of advertising in September 1994. This in-market test was supported by two 13-week flights of television commercials in 10 TV markets, magazine advertisements in selected consumer publications and distribution of coupons on three separate occasions.

   Based on market research conducted by the Company, certain adjustments were made in the Ocurest marketing program, primarily in the areas of television commercial production, advertising media selection and pricing. These adjustments were incorporated in the marketing program used to launch Ocurest Eye Drops in ten additional southern states in mid-1995 and that are now incorporated in the marketing program being used to launch Ocurest eye care products nationally.

MANUFACTURING PLAN

   OCUREST DELIVERY SYSTEM--The Company utilizes Wheaton Plastic Products, Inc. ("Wheaton"), a manufacturer of pharmaceutical packaging, to produce all parts for the Ocurest Delivery System. The Company has agreed to purchase all of its parts exclusively from Wheaton and Wheaton has agreed to fulfill the Company's supply requirements at agreed upon prices for each component. Such prices will be adjusted for price changes in raw materials and other actual cost increases. The agreement with Wheaton terminates on December 31, 1998 and is subject to the Company's commitment to pay for certain molds and mold upgrades. The Company believes that if the need arises, the Company can obtain parts for the Ocurest Delivery System in quantities necessary to satisfy the Company's needs on terms and conditions not unfavorable to the Company from other sources.

   CONTRACT MANUFACTURING--Parts for the Ocurest Delivery System are assembled at the time Ocurest eye care products are formulated, filled and packaged under contract by Bausch & Lomb at its pharmaceutical manufacturing facility in Tampa, Florida. The Company has purchased, at a cost of approximately $526,000, specially designed equipment consisting of a dispenser parts unscrambler, 80-per-minute sterile filling and capping machine and a dual-head pressure sensitive labeler. In 1994, the equipment was installed and validated on behalf of the Company at Bausch & Lomb's manufacturing facility in Tampa where it is maintained and operated exclusively in the manufacture of eye care products in the Ocurest Delivery System. The Company is identified on its product labels as the distributor of the products. Bausch & Lomb is not identified.


   The Company plans to utilize approximately $433,000 of the net proceeds of the Offering for additional equipment for its packaging line at the Bausch & Lomb manufacturing facility and to make final payment on certain multi-cavity molds. Dependent upon the availability to the Company of an additional amount of $240.00. The Company's packaging line will be improved to consist of an automatic neck bander, 100 per minute cartoner, tamper-evident tab sealer, automatic collator and shrink wrapper and automatic case sealer, at which time Bausch & Lomb will have the capacity to manufacture approximately 16 million units a year of eye care products produced in the Ocurest Delivery System. There can be no assurance that such funds will become available to the Company on terms not unfavorable to the Company or at all. In 1994, the Company entered into a Contract Supply Agreement with Bausch & Lomb (the "Supply Agreement") pursuant to which Bausch & Lomb agreed to manufacture the Company's OTC ophthalmic drug solutions in accordance with the Company's manufacturing specifications. The Supply Agreement runs for a period of five years, although either party may terminate the Supply Agreement on one year's notice. The Company believes that if Bausch & Lomb were to terminate the Supply Agreement or not agree to renew the Supply Agreement, other contract manufacturers will be available to manufacture the Company's eye care products on substantially similar terms, although there can be no assurance of the foregoing. In any such event, however, the Company could incur a significant delay in the production of its products. The Supply Agreement provides for minimum annual purchases by the Company ranging from 500,000 to 4,000,000 units during the five year term at designated prices which increase approximately 4% per annum in addition to any actual cost increases incurred by Bausch & Lomb in excess of the annual percentage increases. As of the date of this Prospectus, the Company is in compliance with the purchase requirements. If the Company fails to so comply with such requirements and such failure is not cured during the following six months, Bausch & Lomb may terminate the Supply Agreement as of the immediately succeeding March 31.


   WAREHOUSING AND SHIPPING--The Company uses a bonded public warehouse in Lakeland, Florida, to store its finished goods inventory, fill customer orders and arrange for shipment by United Parcel Service or other carriers. The Company believes that, should the need arise, other bonded public warehouses will be readily available on terms not unfavorable to the Company.

NATIONAL MARKETING PLAN

   OTC SELLING AND DISTRIBUTION--The Company began marketing its products to most of its wholesalers and retailers on a national basis in early 1996 in anticipation of the start of national advertising. The Company believes that trade acceptance has been encouraging as indicated by the retailers who have purchased Ocurest Eye Drops for chainwide distribution, including such chains as Wal-Mart, Target, Kmart, Walgreens, Revco, Rite Aid, Eckerd, CVS, Osco, Sav-on, Kroger, Winn-Dixie, Albertson's, A&P, Publix, Grand Union, Pathmark, Stop & Shop, Giant Food, and Fred Meyer.

   The Company sells its products through manufacturer representatives who call on wholesalers and retail chain customers. These customers represent drug stores, supermarkets and mass merchants. The balance of annual market sales are transacted through small grocery stores, convenience stores, wholesale clubs, military exchanges and optical centers.

   The Company distributes its OTC eye care products at trade selling prices that the Company believes are competitive with the leading brands in the redness reliever and artificial tears segments of the OTC eye drop market. The Company believes that its selling and distribution policies are also competitive with those of other companies in the industry relating to credit terms, shipping terms, returned and damaged goods and co-operative promotional programs.


   OTC ADVERTISING AND PROMOTION--It is planned that the Company's national advertising will consist primarily of TV commercials that convey the Ocurest message in 30, 15 and 10 second lengths. In October 1996, the Company began to place its TV advertising in programs that the

Company believes reach heavy users of OTC eye drops, skewed toward men and women 50 and under in the case of redness reliever users and women over 50 with respect to artificial tears. It is planned that the Company's introductory TV campaign will be reinforced by the use of magazine advertisements in selected publications that the Company believes will reach heavy eye drop users effectively. The Company also plans to promote its product line periodically via the use of coupons distributed in magazine advertisements and free-standing Sunday newspaper inserts.

   RX MARKETING--In 1995, the Company granted Bausch & Lomb an option for an exclusive license to market Rx ophthalmic drug products in the Ocurest Delivery System. Bausch & Lomb paid the Company $10,000 for the option which expired on December 31, 1995. The Company subsequently extended the option until December 31, 1996 for no further consideration. Bausch & Lomb requested the extension to allow sufficient time for Bausch & Lomb to evaluate the potential for marketing selected ophthalmic pharmaceutical products utilizing the Ocurest Delivery System. In the event Bausch & Lomb exercises its option to license the Ocurest Delivery System for the domestic market, the parties have agreed in principal to the structure of royalty payments that will be made to the Company on Rx products marketed in the Ocurest Delivery System. There can be no assurance that Bausch & Lomb or any other entity will seek to utilize the Ocurest Delivery system for Rx preparations.

PRODUCT LIABILITY AND INSURANCE

   Users of the Company's products could suffer, or claim to suffer, adverse effects from the Company's products. The Company carries product liability insurance of $2 million and, in addition, Bausch & Lomb has agreed to name the Company as an insured on the product liability insurance policy of Bausch & Lomb. Such insurance, however, will be subject to deductibles payable by the Company, and it is possible that it may not apply to or be adequate to cover all claims. There can be no assurance that any such insurance acquired directly by the Company will not become prohibitively expensive or otherwise be unavailable to the Company. Any recovery by a claimant in excess of the product liability insurance limits could have a material adverse affect on the Company.

PATENTS AND TRADEMARKS

   In October 1991, pursuant to an agreement between the Company and Acorn, as subsequently amended (the "Acorn Agreement"), Acorn granted to the Company the exclusive worldwide license to make, use and sell eye drop solutions contained in the Ocurest Delivery System and claimed in a United States utility patent held by Acorn (the "Acorn Patent") and certain foreign patents and patent applications. The Acorn Patent relates to a generally egg-shaped eye drop dispenser with a nozzle on top of a squeezable hollow body with a smooth, generally dome-shaped top surface substantially surrounding the nozzle. The Company is responsible for the prosecution and protection of the intellectual property licensed to it under the Acorn Agreement, including all legal fees and other expenses that may be incurred in connection with any litigation concerning patent or trademark infringement.

   Certain aspects of the Ocurest Delivery System are covered in the United States by utility patent 4,909,801 issued in March 1990 and design patent D320,083 issued in September 1991 which will remain in force until 2007 and 2005, respectively. The shape of the Ocurest Delivery System represents a trade dress which is also covered in the United States by a trademark registration issued in July 1995 that is effective for ten years and is renewable for successive ten year periods for as long as the mark is in use. Patents corresponding to the United States utility patent have either eventuated or are pending in a number of foreign countries.

   Under the Acorn Agreement, Acorn also assigned to the Company its rights in the United States and throughout the rest of the world for the trademark and trade name "Ocurest." The "Ocurest" trademark was registered in the United States in June 1988. The registration is effective for ten years and is renewable for successive ten year periods for as long as the mark is in use. The Company has no trademark registrations in foreign countries.

   Pursuant to the Acorn Agreement, the Company has paid $200,000 to Acorn to acquire the worldwide licensing rights to the patents and trademarks and has agreed to pay royalties with respect to ophthalmic solutions packaged in the Ocurest Dispenser of (a) 4% of (i) net sales of eye drops sold by the Company in the Ocurest Delivery System; (ii) royalties received by the Company from sales by others of Rx products; and (iii) the proceeds of licensing and similar arrangements received by the Company from licensing or similar arrangements in connection with Rx products and (b) 25% of (i) royalties received by the Company with respect to sales by others of OTC eye drops in the Ocurest Delivery System and (ii) the proceeds of any licensing or similar arrangements received by the Company in connection with OTC products. Furthermore, in the event that the Company disposes of all or substantially all of its business including the licenses granted pursuant to the Acorn Agreement, other than through one or more licenses, the Company must pay to Acorn the greater of $1,250,000 or 10% of the gross proceeds of such disposition, in which case the Company shall have no further obligation to Acorn. Other than as set forth in the preceding sentence, the Company's obligation to Acorn will terminate upon the payment to Acorn of an aggregate of $10,000,000

   Acorn has agreed to permit the Company to defer accrued royalty payments until such time, if any, as the Company realizes net income of at least $1,000,000 during any four consecutive calendar quarters. The Company is also permitted to defer 66.7% of accrued royalty payments and 33.3% of accrued royalty payments until such time, if any, as the Company realizes net income of at least $1,000,000 and less than $3,000,000 or at least $3,000,000 and less than $5,000,000, respectively, during any four consecutive calendar quarters. Notwithstanding the foregoing, the Company is required to pay Acorn $4,000 per month as advances against accrued and deferred royalties (the "Acorn Advances").

   The Acorn Agreement further provides that the licenses granted under the Acorn Agreement shall terminate and the Company shall have no further interest therein upon the (a) filing by the Company of a voluntary petition of bankruptcy; (b) filing of an involuntary petition of bankruptcy against the Company provided that such petition is not discharged within 45 days of the filing thereof; (c) appointment of a receiver or a trustee for all or substantially all of the assets of the Company; (d) general assignment by the Company of its assets for the benefit of its creditors; (e) payments due to Acorn under the Acorn Agreement remaining unpaid subsequent to an applicable grace period of 45 or 120 days, as the case may be or (f) default by the Company or its successor or licensees in the performance of any other material obligation under the Acorn Agreement, which obligation primarily relates to the Company's requirement to protect the patents and trademarks, including bearing of the cost thereof, and any such default remains uncured subsequent to a grace period of 120 days. In the event that the licenses granted by Acorn are so terminated, investors can expect to lose their entire investment in the Company.

   In order for the Company to protect any of its patents and trademarks, the Company must identify, contain and prosecute infringement by others. Such efforts would entail substantial legal and other costs. There can be no assurance that under such circumstances that the Company would have the necessary financial resources to prosecute any such infringement.

   Acorn has assigned 25% and 15% of its rights to receive royalties from the Company to the Company's President and Senior Vice President, respectively. See "Certain Relationships and Transactions."

GOVERNMENTAL REGULATION

   OTC ophthalmic drugs are generally recognized as safe and effective, and not misbranded, if they meet certain conditions set forth by the FDA as published in the Final Monograph for Ophthalmic Drug Products, March 4, 1988 with regard to active and inactive ingredients, dosage, permitted combinations of ingredients and labeling, including statement of identity, indications, warnings and directions for use. Ophthalmic drugs must be manufactured in accordance with the FDA's Good Manufacturing Practice ("GMP") regulations. If all of the requirements are met, the formulation may be marketed without obtaining any specific FDA approval. The Company believes that compliance with such requirements will not materially adversely affect the Company's OTC ophthalmic drug business.

   No specific FDA approval is necessary for the Ocurest Delivery System if the dispenser and its contents meet GMP requirements. The requirements include regulations to the effect that the Ocurest Delivery System be tested to show that it is not reactive, additive or absorptive, that stability and sterility is suitable for the product, that appropriate testing procedures are developed and followed and that the manufacturing establishment and the ophthalmic drug products being manufactured are registered with the FDA. The Company believes that Ocurest Eye Drops packaged in the Ocurest Delivery System are in compliance with the foregoing.

DEPENDENCY UPON SIGNIFICANT CUSTOMERS

   In 1995, three customers accounted for approximately 43%, 13% and 11% of the Company's net sales, respectively. During the six months ended June 30, 1996, four customers accounted for approximately 13%, 11%, 10% and 9% of the Company's net sales, respectively. The loss of any of such customers would have a material adverse effect upon the Company. In the event that the Company is not successful in marketing its OTC products, investors can expect to lose their entire investment in the Company. There can be no assurance that the Company will ever be able to operate profitably. See Note L of Notes of Financial Statement.

COMPETITION

   The Company competes with large and well financed manufacturers of ophthalmic drugs, all of which have substantially greater resources than does the Company. The Company's principal competitors are Allergan, Inc., Alcon Laboratories, Inc., Bausch & Lomb, CibaVision, Inc., Ross Laboratories, Inc. and Pfizer, Inc. Such companies accounted for approximately 89% of the volume of OTC eye drop retail sales in the United States in 1995 according to Information Resources, Inc. These competitors produce such brands as Visine, Murine Plus and Clear Eyes in the redness reliever segment of the OTC market and Tears Naturale, Hypotears, Refresh and Moisture Drops in the artificial tears segment. Because the Company's eye drop formulations contain the same or similar active ingredients as those used in certain currently available nationally distributed eye drops, the Company expects to compete primarily on the basis of the Ocurest Delivery System.

PROPERTY


   The Company leases office space in Palm Beach Gardens, Florida. The Company does not consider such office space material to its business. The Company believes that other suitable office space is readily available on terms not unfavorable to the Company.


EMPLOYEES


   The Company has four full-time employees, inclusive of its three executive officers.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The following table sets forth certain information with respect to the executive officers and directors of the Company. Each director holds such position until the next annual meeting of the Company's shareholders and until his respective successor has been elected and qualifies. Any of the Company's directors may be removed with or without cause at any time by the vote of the holders of not less than a majority of the Company's then outstanding Common Stock. Other than as otherwise provided in an employment agreement, officers are elected annually by the Board of Directors. Any of the Company's officers may be removed with or without cause at any time by the Company's Board of Directors although, in such event, the Company may incur certain liabilities under an applicable employment agreement.

NAME                    AGE    POSITION WITH THE COMPANY
----                    ---    -------------------------
Edmund G. Vimond, Jr. . 61     Chairman of the Board of Directors, President,
                                 Chief Executive Officer and Director

John F. Carlson ....... 57     Senior Vice President, Chief Financial Officer,
                                 Treasurer and Director

Larry M. Reid ......... 51     Senior Vice President, Chief Administrative Officer,
                                 Secretary and Director

Ralph H. Laffler ...... 76     Director

Robert S. Marker ...... 74     Director

Fred E. Ahlbin ........ 83     Director


   Edmund G. Vimond, Jr., a co-founder of the Company, has been the President and Chief Executive Officer of the Company since April 1991 and Chairman of the Board of Directors since September 1994. From 1983 until 1994, Mr. Vimond was the principal of Edmund Vimond Associates, a business development and acquisition consulting firm. Mr. Vimond has a marketing and general management background in the consumer products industry, including previous positions as President of the Consumer Products Division at Warner-Lambert Company; Group Vice President of the Domestic Operating Company at Johnson & Johnson; Group Vice President for Worldwide Consumer Products of American Cyanamid Company; and President and Chief Executive Officer of R. J. Reynolds International Tobacco.

   John F. Carlson has been a Senior Vice President and the Chief Financial Officer, the Treasurer and a director of the Company since July 1, 1996. Mr. Carlson has held management positions in the automotive accessories industries as President and Chief Executive Officer of Allied Plastics, Inc. ("Allied") from November 1992 to January 1995 and from June 1995 until joining the Company as General Manager of InterScept Products Corporation. In April, 1995, Allied filed a petition seeking protection under Chapter 11 of the Bankruptcy Act. From 1986 to March 1992, Mr. Carlson was the President and Chief Executive Officer of JWT & Associates, a financial consultant. From 1964 through 1986, Mr. Carlson held senior financial positions with Polygram Records, Inc., Viacom International, Inc., Worldwide Consumer Products Group of American Cyanamid Co. and The Mennen Company. In 1989, Mr. Carlson filed a petition for bankruptcy under Chapter 7 of the Bankruptcy Act. Mr. Carlson is a member of the Board of Directors of Repro-Med Systems, Inc., a medical specialties company, the securities of which are publicly traded.

   Larry M. Reid, a co-founder of the Company, has been a Senior Vice President of the Company since July 1, 1996 and the Company's Secretary and a director of the Company since May 1991. From May 1991 to July 1996, Mr. Reid was the Company's Executive Vice President, Treasurer and Chief Financial Officer. Prior thereto, Mr. Reid was a financial consultant.

   Fred E. Ahlbin has been a director of the Company since January 1996 and is the Chairman of the Company's Compensation Committee, Mr. Ahlbin is the former co-owner and principal of two New England manufacturing companies, John Ahlbin & Sons and Powerwinch Corporation. Mr. Ahlbin has been retired since 1976. Mr. Ahlbin currently is Chairman of the Board of Trustees of the Jupiter Medical Center Foundation and a Trustee of the Jupiter Medical Center, positions he has held since 1990.

   Ralph H. Laffler has been a director of the Company since July 1994 and is Chairman of the Company's Audit Committee and since April 1979 has been the Chief Executive Officer of Graphics Illustrated, Inc., a company founded and owned by Mr. Laffler which is engaged in printing, graphic design, marketing and digital communications. Mr. Laffler has spent his entire career in the graphics industry.

   Robert S. Marker has been a director of the Company since April 1994 and is a member of the Company's Compensation Committee. From 1970 to 1975, Mr. Marker was the Chairman of the Board of Directors and Chief Executive Officer of McCann-Erickson Worldwide, Inc., an advertising agency. Since 1983, Mr. Marker has been an advertising management consultant.


   Ralph H. Laffler is a member of the Audit Committee, Fred E. Ahlbin and Robert S. Marker are members of the Compensation Committee and Robert Marker is a member of the Nominating Committee of the Board of Directors of the Company. There are no family relationships among any of the officers or directors of the Company.

                            EXECUTIVE COMPENSATION

   The following table (the "Summary Table") sets forth certain information with respect to all compensation paid by the Company during the years indicated to (i) the Company's chief executive officer and (ii) the Company's four most highly compensated executive officers other than the chief executive officer who served as such on December 31, 1995 and whose total annual salary exceeded $100,000 (the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                                                        COMPENSATION
                                                     ------------------
                                                      SHARES UNDERLYING
NAME AND PRINCIPAL POSITION      YEAR      SALARY      OPTIONS GRANTED
-----------------------------  -------  -----------  ------------------
Edmund G. Vimond, Jr.            1995     $150,000          31,250
Chief Executive Officer          1994      100,000             -0-
                                 1993          -0-          12,500

Larry M. Reid,                   1995     $115,000          23,438
Executive Vice President and     1994       76,800             -0-
Chief Financial Officer          1993       29,000           6,250

   During 1993, 1994 and 1995, no other compensation not otherwise referred to herein was paid or awarded by the Company to the Named Officers, the aggregate amount of which compensation, with respect to any such person, exceeded the lesser of $50,000 or 10% of the annual salary reported in the Summary Compensation Table for such person.

   Each of the Named Officers has accepted shares of common stock as payment for a portion of the Company's cash indebtedness to him arising from unpaid salary. The value of such shares has been included as salary in the Summary Compensation table. See "Certain Relationships and Transactions." Neither of the Named Officers received any bonus during the three years referred to in the table.

   The following table sets forth certain information with respect to individual grants of options to each of the Named Officers during the fiscal year ended December 31, 1995:

                                          PERCENT
                                          OF TOTAL
                          NUMBER OF       OPTIONS
                           SHARES       GRANTED TO
                         UNDERLYING      EMPLOYEES
NAME                      OPTIONS       FISCAL YEAR    EXERCISE PRICE   EXPIRATION DATE
----                    ------------   ------------    --------------   ---------------
Edmund G.Vimond, Jr. .     31,250           52%             $4.80       October 5, 2005
Larry M. Reid ........     23,438           39%             $4.80       October 5, 2005

   The options referred to in the table will not become exercisable unless the Company achieves net sales of not less than $20 million in any consecutive twelve month period prior to January 1, 1999.

   During the year ended December 31, 1995, none of the Named Officers exercised any options issued by the Company. At that date, none of the options issued by the Company to the Named Officers was in-the-money.

   There are no standard or other arrangements pursuant to which any director of the Company is or was compensated during the Company's last fiscal year for services as a director, for committee participation or special assignments.

   Other than as set forth under "Management--Employment Agreements," the Company does not have any compensatory plan or arrangement, including payments to be received from the Company, with respect to a Named Officer, which plan or arrangement results or will result from the resignation, retirement or any other termination of such person's employment with the Company or from a change in control of the Company or a change in such person's responsibilities following a change in control and the amount involved, including all periodic payments or installments, exceeds $100,000.

EMPLOYMENT AGREEMENTS

   Messrs. Vimond and Reid have each entered into employment agreements with the Company for a three-year period which commenced on January 1, 1994. Mr. Carlson has entered into an employment agreement with the Company for an eighteen-month period which commenced July 1, 1996. Each of such employment agreements continues thereafter for successive one year terms except upon notice to the contrary given by the Company or the respective executive officer at least ninety days prior to the end of the then current term. Each of Messrs. Vimond and Reid were initially entitled to receive a base salary of $75,000 and $57,500 per annum, respectively. The foregoing salaries were increased to $150,000 and $115,000, respectively, effective January 1, 1995. Mr. Carlson receives a salary of $125,000 per annum.

   The Company's respective employment agreements with its executive officers permits each of them to terminate his employment by the Company for any reason without incurring any liability to the Company. Such employment agreements may also be terminated by the Company for any reason. If any such employment agreement is terminated by the Company without cause, the terminated executive officer is entitled to receive a lump sum payment equal to the greater of one year's salary or the balance of the salary which would otherwise have been paid to him during the remaining term of such employment agreement. In the event of the death or permanent incapacity of an executive officer during the term of his employment agreement, he or his estate, as the case may be, is entitled to receive, in addition to his salary through the date of determination of permanent incapacity or death, an additional six months' salary. For purposes of such employment agreements, permanent incapacity is deemed to occur at the conclusion of 90 days of continuous incapacity or 120 days of intermittent incapacity in any twelve month period.

   Each of the Company's executive officers is eligible to receive salary increases as well as incentive compensation pursuant to the 1992 Stock Option Plan or other incentive compensation plan which may be established by the Company. Any such eligibility must be determined by the vote of Company's Board of Directors, including a majority of the directors who are not executive officers.

1992 STOCK OPTION PLAN

   In 1992, the Company adopted a Stock Option Plan (the "1992 Stock Option Plan") in order to induce certain individuals to remain in the employ or service of the Company; to attract new individuals to enter into such employment and service; and to encourage such individuals to secure or increase on reasonable terms their equity ownership in the Company. Options granted under the 1992 Stock Option Plan may be "incentive stock options," as that term is defined in the Internal Revenue Code of 1986, as amended or "non-incentive stock options" as described below. An aggregate of 72,000 shares of the Company's Common Stock are available for issuance upon exercise of options that have been granted under the 1992 Stock Option Plan. Such options have exercise prices ranging from $4.00 to $4.80 per share and expire from 2002 to 2006. To the extent that any such options expire or terminate without having been exercised, they may be reissued under the 1992 Stock Option Plan. The 1992 Stock Option Plan is administered by a committee consisting of Messrs. Reid and Vimond, who are not eligible to participate in the 1992 Stock Option Plan because of such duties. Incentive stock options may be granted only to employees of the Company. Non-incentive stock options may be granted only to (a) employees of the Company, (b) directors of the Company who are not employees, certain independent contractors hired by the Company, and (d) certain employees of a corporation which is acquired by the Company. The exercise price of incentive stock options shall not be less than the fair market value of a share of the Common Stock on the date of the grant. The exercise price of non-incentive stock options shall not be less than 85% of the fair market value of a share of the Common Stock on the date of the grant. In the event that the fair market value of a share of the Company's Common Stock declines below the exercise price of an option, the committee may at any time reduce such exercise price with the prior approval of the Company's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of the date hereof with respect to any person who is known to the Company to be the beneficial owner of more than 5% of any class of its voting securities and as to each class of the Company's equity securities beneficially owned by its directors and executive officers as a group:

                                                            NUMBER OF SHARES      APPROXIMATE
NAME OF BENEFICIAL OWNER(1)(2)                             BENEFICIALLY OWNED   PERCENT OF CLASS
------------------------------                             ------------------   ----------------
Ralph H. Laffler .......................................        450,846(3)             23%
Edmund G. Vimond, Jr. ..................................        183,271(4)              9%
Fred E. Ahlbin .........................................        160,760(5)              8%
Larry M. Reid ..........................................         68,602(6)              4%
Robert S. Marker .......................................         52,550(7)              3%
John F. Carlson ........................................            -0-(8)             --
Executive Officers and Directors as a group (6 persons)         916,029(9)             44%
Maurice Porter .........................................        242,398(10)            12%
Robert M. Kassenbrock ..................................        180,000(11)             9%
Eric R. Schwarz ........................................        113,038(12)             6%

-------------
 (1) Unless otherwise noted below, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) Each of the persons named in the above table may receive correspondence addressed to him c/o Ocurest Laboratories, Inc., 4400 PGA Boulevard, Palm Beach Gardens, FL 33410.

 (3) Includes 218,173 shares held by Mr. Laffler's spouse, as to which shares Mr. Laffler disclaims any beneficial ownership, and 4,500 shares which may be purchased upon exercise of options.

 (4) Includes 11,560 shares which may be purchased upon exercise of warrants and 25,000 shares which may be purchased upon exercise of options and 25,000 shares which may be purchased upon exercise of warrants held by Mr. Vimond's spouse in which shares Mr. Vimond disclaims any beneficial ownership. Does not include 31,250 shares underlying options which may not be exercised during the 60 day period subsequent to the date of this Prospectus.

 (5) Includes 41,528 shares which may be purchased upon exercise of warrants and 4,500 shares which may be purchased upon exercise of options.

 (6) Includes 51,713 shares which are held jointly with Mr. Reid's spouse, 4,389 shares which may be purchased upon exercise of warrants and 12,500 shares which may be purchased upon exercise of options. Does not include 23,438 shares underlying options which may not be exercised during the 60 day period subsequent to the date of this Prospectus.

 (7) Includes 20,625 shares which may be purchased upon exercise of warrants and 4,500 shares which may be purchased upon exercise of options.

 (8) Does not include 75,000 shares underlying an option which may not be exercised during the 60 day period subsequent to the date of this Prospectus.

 (9) See Notes above.

(10) Includes 135,209 shares which may be purchased upon exercise of warrants and 4,500 shares which may be purchased upon exercise of options. Includes 10,000 shares held jointly with two children.

(11) Includes 10,000 shares owned by Mr. Kassenbrock's spouse as to which shares Mr. Kassenbrock disclaims any beneficial ownership. Does not include 100,000 shares which may be purchased upon exercise of a warrant which may not be exercised during the 60 day period subsequent to the date of this Prospectus. See "Selling Shareholders" and "Certain Relationships and Transactions."

(12) Includes 45,991 shares which may be purchased upon exercise of warrants and 11,250 shares which may be purchased upon exercise of options. Does not include 1,563 shares underlying options which may not be exercised during the 60 day period subsequent to the date of this Prospectus.

                             SELLING SHAREHOLDERS

   If the Over-Allotment Option is exercised, the Selling Shareholders will sell certain shares of their Common Stock in the Offering. The following table sets forth certain information regarding the ownership of Common Stock by each of the Selling Shareholders as of the date of this Prospectus and after giving effect to the shares of Common Stock offered hereby, assuming that the Over-Allotment Option is exercised in full. Substantially all offering expenses, other than the underwriting discount and non accountable expense allowance applicable to sales of shares of Common Stock by the Selling Shareholders, will be borne by the Company. See "Management" and "Certain Relationships and Transactions" for a description of certain relationships between certain of the Selling Shareholders and the Company.


                                                                           SHARES TO BE OWNED
                                                                             AFTER SALES IN
                                                                            THE OFFERING (1)
                                                                     -----------------------------
                                  NUMBER OF                                          APPROXIMATE
                                 SHARES OWNED                                       PERCENTAGE OF
                                   PRIOR TO      SHARES TO BE SOLD                   OUTSTANDING
SELLING SHAREHOLDER              OFFERING(1)      IN THE OFFERING       NUMBER     COMMON STOCK(2)
-------------------             -------------    -----------------   -----------   ---------------

American Growth Fund I L.P. .       50,000             25,000           25,000            *
Jose Azel ...................       10,000              5,000            5,000            *
William Boyd ................       53,334             10,000           43,334            1%
Robert & Nancy Cousins  .....        4,000              2,000            2,000            *
Cousins Trust ...............        4,000              2,000            2,000            *
Paul Engel ..................        2,000              1,000            1,000            *
William J. Hart .............       10,000              5,000            5,000            *
Hideaway Partners ...........       40,000             20,000           20,000            *
Marcia G. Kassenbrock .......       10,000              5,000            5,000            *
Robert M. Kassenbrock .......      170,000             75,000           95,000            3%
Carl Teutch .................        2,000              1,000            1,000            *
Thomas L. Schroeder Trust  ..        3,000              1,500            1,500            *
William Roberts .............        5,000              2,500            2,500            *
Ardis Schwarz ...............       98,243(3)           5,000           83,243(3)         3%(3)
E.J. Sylvester Trust ........       10,000              5,000            5,000            *
Duane Wilder ................       10,000              5,000            5,000            *

-------------
Less than 1%.


(1) For purposes hereof, a person is deemed to be the owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

(2) Computed without regard to a maximum of (a) 832,328 shares of Common Stock issuable upon exercise of outstanding warrants and options, (b) 1,200,000 shares issuable upon exercise of the Warrants, (c) 240,000 shares issuable upon exercise of warrants to be issued to the Representative, and (d) 180,000 shares issuable upon exercise of the Warrants included in the Over-Allotment Option.

(3) Includes 5,303 shares issuable upon exercise of warrants.


   On April 1, 1996 the Company borrowed $260,000 from American Growth Fund I L.P. ("AGF"). The Company intends to repay such amount, plus accrued interest thereon, from the net proceeds of the Offering. In connection with the transaction with AGF, the Company issued warrants to AGF for the purchase of 25,000 shares of the Company's Common Stock at $.01 per share and warrants for the purchase of 25,000 shares of the Company's Common Stock at $2.50 per share. 30,000 shares underlying the warrants are being offered by AGF pursuant to this Prospectus. The exercise prices of the warrants were determined by negotiation between the Company and AGF. Among the factors considered in such negotiation were the Company's working capital deficit and the unavailability of funds on terms more favorable to the Company. Between April 1, 1996 and August 1, 1996, AGF agreed to provide certain management consulting and investment banking services to the Company. In addition, during such period, the Company had agreed to grant a right of first refusal to AGF in connection with subsequent public offerings of debt or equity. The offers and sales of the shares and warrants to AGF were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for "transactions by an issuer not involving any public offering." The principals of AGF are E.G. Marchi and Donna Snyder. See "Use of Proceeds."

   The shares being offered by the Selling Shareholders were purchased from the Company from February to June 1996.

   Other than as set forth above or, in the case of Mr. Kassenbrock under the caption "Certain Relationships and Transactions," none of the Selling Shareholders has had any position, office or other material relationship with the Company during the past three years.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

   Eric R. Schwarz, an employee and beneficial owner of approximately 6% of the Company's outstanding Common Stock, has entered into an employment agreement with the Company for a three-year period which commenced on January 1, 1994 and continues thereafter for successive one year terms except upon notice to the contrary given by either party. Mr. Schwarz initially received a base annual salary of $33,000 which increased to $55,000 when the Company began shipments of its products to Florida and to $66,000 seven months subsequent to the commencement of shipments to a designated area of Florida. In addition, Mr. Schwarz is eligible to receive incentive compensation pursuant to the 1992 Stock Option Plan or other incentive compensation plan which may be established by the Company as well as increases in salary.


   In July 1994, Fred E. Ahlbin, Ralph H. Laffler, Eric R. Schwarz and Maurice Porter, a former director of the Company and beneficial owner of approximately 12% of the Company's outstanding Common Stock, purchased 15,625 shares, 75,000 shares, 16,125 shares and 20,834 shares of Common Stock and a like number of warrants (the "$5.00 Warrants"), respectively. The purchase price consisted of $4.80 for a combination of one such share and one $5.00 Warrant. Each of the $5.00 Warrants entitles its holder to purchase one share of Common Stock at $5.00 per share on or before May 31, 1998. The original exercise price of the $5.00 Warrants was $8.00 per share. Such exercise price was subsequently lowered to $5.00.


   In July 1994, Messrs. Laffler and Porter converted promissory notes previously issued to them by the Company in the respective amounts of $25,000 and $150,000 into units consisting of one share of Common Stock and one $5.00 Warrant at a price of $4.80 per unit.

   In November 1994, Eric R. Schwarz, Mr. Laffler, Berthold and Ardis Schwarz and Mr. Ahlbin purchased 7,340 shares, 15,469 shares, 10,605 shares and 15,469 shares of Common Stock, respectively, upon the exercise of warrants previously issued to them at an exercise price of $4.60 per share.

   In December 1994, Robert S. Marker was issued 1,000 shares of Common Stock for services rendered to the Company having an aggregate value of $4,500.

   In January 1995, for no additional consideration, the Company issued $5.00 Warrants, to Mr. Laffler, Mr. Ahlbin, Eric R. Schwarz and Berthold and Ardis Schwarz in the respective amounts of 22,735, 7,735, 3,421 and 5,303 $5.00 Warrants.

   In January 1995, Mr. Laffler loaned $300,000 to the Company for which he received a one year promissory note bearing interest at the rate of 12% per annum and 15,000 $5.00 Warrants.

   In April 1995, Mr. Ahlbin purchased 18,169 shares of Common Stock and a like number of $5.00 Warrants for $73,584. During the same month, Mr. Laffler converted a promissory note in the amount of

$100,000 previously issued to him by the Company into 22,223 shares of Common Stock and Mr. Marker received 4,000 shares of Common Stock for services rendered to the Company valued at $18,000.

   In May 1995, Mr. Laffler received 1,645 shares of Common Stock as payment for interest of approximately $7,400 owed to him by the Company.

   In June 1995, Mr. Laffler loaned the Company $75,000 for which he received a one year promissory note bearing interest at the rate of 12% per annum and warrants for the purchase of 25,000 shares of Common Stock at an exercise price of $4.00 per share on or before June 30, 2000. During the same month Mr. Marker received 1,800 shares of Common Stock for services rendered to the Company valued at $9,000 and Eric R. Schwarz purchased 3,422 shares of Common Stock for $15,741 upon the exercise of warrants previously issued to him.

   In November 1995, Mr. Porter loaned the Company $50,000 for which he received a ninety day promissory note bearing interest at the rate of 12% per annum and warrants to purchase 25,000 shares of Common Stock on the same terms as those issued to Mr. Laffler in June 1995.

   During 1995, Edmund G. Vimond, Jr., Larry M. Reid and Eric R. Schwarz, accepted 37,336 shares of Common Stock, 14,957 shares of Common Stock and 22,388 shares of Common Stock, respectively, at values ranging from $5.00 per share in February 1995 to $2.32 per share in December 1995 as payment for a portion of their respective salaries.

   In January 1996, Mr. Laffler purchased 75,000 shares of Common Stock for $130,000 upon exercise of warrants previously issued to him by the Company. During the same month Messrs. Laffler, Porter and Eric R. Schwarz converted the Company's indebtedness to them of approximately $525,000, $52,000 and $19,500, respectively, into 226,334 shares, 22,480 shares and 8,417 shares of Common Stock, respectively.

   In January 1996, Mr. Ahlbin and Berthold and Ardis Schwarz purchased 40,000 and 20,000 shares of Common Stock, respectively, at $2.50 a share.

   In February 1996, Robert M. Kassenbrock and his spouse purchased an aggregate of 180,000 shares of Common Stock at $2.50 per share. 127,262 of such shares have been registered under the Securities Act by means of the registration statement of which this Prospectus is a part. See "Selling Shareholders."


   In March 1996, the spouse of Mr. Vimond loaned $50,000 to the Company for which she received a ninety day promissory note bearing interest at the rate of 12% per annum and 25,000 warrants. Each of the warrants entitles its holder to purchase one share of Common Stock at an exercise price of $2.50 a share on or before June 30, 2000 (the "$2.50 Warrants"). During the same month Mr. Laffler and Eric R. Schwarz received 5,000 $2.50 Warrants and 22,500 $2.50 Warrants, respectively in connection with loans made by them to the Company in the respective amounts of $10,000 and $35,000. In connection with such loans Messrs. Laffler and Schwarz each received ninety day promissory notes bearing interest at the rate of 12% per annum. During the same month, Mr. Porter received 7,500 shares of Common Stock for services rendered to the Company valued at $18,750.


   The exercise prices of the warrants described above were determined by the Company.

   In March 1996, Mr. Reid accepted 3,256 shares of Common Stock as payment for $8,140 of salary owed to him by the Company.

   In May 1996 Messrs. Ahlbin and Laffler each purchased 10,000 shares of Common Stock at $2.50 per share.

   In September 1996, the Company borrowed $200,000 from Mr. Kassenbrock. The Company intends to repay such amount, plus accrued interest thereon at the annual rate of 12%, from the net proceeds of the Offering. In connection with the transaction with Mr. Kassenbrock, the Company issued a warrant to him for the purchase of 100,000 shares of the Company's Common Stock at $2.40 per share (60% of the initial public offering price). The Company has granted piggy back registration rights with respect to such shares. The exercise price of the warrants was determined by negotiation between the Company and Mr. Kassenbrock. Among the factors considered in such negotiation were the Company's working capital deficit and the unavailability of funds on terms more favorable to the Company. See "Use of Proceeds," "Security Ownership of Certain Beneficial Owners and Management" and "Selling Shareholders."

   The offers and sales of the securities referred to hereunder were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for "transactions by an issuer not involving any public offering."

   In October 1996, the Company's three executive officers guaranteed the repayment by the Company of $200,000 to an advertising agency. See "Use of Proceeds."


   From November 1994 to January 1996, the Company issued an aggregate of 214,340 shares of its Common Stock to officers, directors and beneficial owners of more than 5% of the Company's outstanding Common Stock upon exercise of warrants previously issued to them at exercise prices ranging from $1.60 to $4.60 per share.


   All of the equity interest of Acorn is owned by William J. Casey, his spouse and daughters. Mr. Casey is a former director of the Company and beneficially owns approximately 4% of the Company's outstanding Common Stock. One such daughter, having a 16% equity interest in Acorn, is the spouse of Larry M. Reid. Acorn has assigned 25% and 15% of its rights to receive payments from the Company to Edmund G. Vimond, Jr. and Larry M. Reid, respectively. Notwithstanding the foregoing, in the event that the Company disposes of all or substantially all of its business including the licenses granted pursuant to the Acorn Agreement, Messrs. Vimond and Reid will not be entitled to receive any amounts from Acorn from the first $2,500,000 of proceeds therefrom. Should, however, such proceeds exceed that amount, Messrs. Vimond and Reid shall be entitled to receive from Acorn 25% and 15%, respectively, of the proceeds above such amount and not in excess of $8,133,333 and 62.5% and 37.5%, respectively, of such proceeds between such latter amount and $9,800,000 less any payments made to them by Acorn from royalties paid to Acorn by the Company, respectively. Because royalty payments to Acorn are based on the Company's sales, subject to the Company achieving the minimum levels of net income as described earlier, any activity taken thereafter to increase the Company's sales at the expense of profits would benefit those persons having an interest in Acorn, including Messrs. Vimond and Reid. Both Messrs. Vimond and Reid, as officers and directors of the Company, owe a fiduciary duty to the Company and have advised the Company that they will act in the best interests of the Company, irrespective of their personal interests in Acorn. See "Business--Patents and Trademarks."

   The terms of the Acorn Agreement were determined through negotiation between Messrs. Casey and Vimond. Among the factors considered in such negotiation were the obligations of the Company under the Acorn Agreement, the scope of the license granted to the Company and the nature of the Ocurest Delivery System. Mr. Casey has advised the Company that Acorn's cost of the assets which are the subject of the Acorn Agreement was in excess of $200,000. The Company does not know whether the terms of the Acorn Agreement are as favorable to the Company as could have been obtained from an unaffiliated third party in a similar transaction at the time of the execution of the Acorn Agreement. The Company believes that if the Acorn Agreement were to be negotiated as of the date of this Prospectus, the Company would not be able to secure more favorable terms from an unaffiliated party in a similar transaction. The Company's belief is based upon, among other things, the initial consumer response to the marketing of Ocurest Eye Drops, the retail chains which have ordered Ocurest Eye Drops for retail distribution, the deferral of certain accrued royalty payments and the Company's manufacturing arrangements with Bausch & Lomb. Because the Company believes that the Ocurest Delivery System is unique, it is not possible to verify the Company's belief. Under the Acorn Agreement, the Company has made payments to Acorn and is obligated to make additional payments thereto, including royalties. See "Business--Patents and Trademarks."

   The Board of Directors of the Company has adopted a resolution to the effect that all future transactions between the Company and its officers, directors, or the beneficial owners of more than 5% of any class of the Company's voting securities, or any affiliate of any of such person, must be approved or ratified by a majority of the disinterested directors of the Company, and the terms of such transaction must be no less favorable to the Company than could have been realized by the Company in an arms-length transaction with an unaffiliated person.

   The Board of Directors of the Company has also adopted a resolution that provides that the area in which the Company shall be interested for the purpose of the doctrine of corporate opportunities shall be the business of marketing eye care products for the consumer market. Pursuant to the resolution, any business opportunity which falls within such area of interest must be brought to the attention of the Company for acceptance or rejection prior to any officer or director of the Company taking advantage of such opportunity. Any business opportunity outside such area of interest may be entered into by any officer of director of the Company without the officer or director first offering the business opportunity to the Company.

   Subsequent to the receipt of the net proceeds of the Offering, the Company does not intend to borrow any funds from or make loans to its officers and directors.

                          DESCRIPTION OF SECURITIES

THE UNITS


   Each Unit consists of one share of Common Stock and one Warrant. The Common Stock and Warrants must be purchased together. The Common Stock and the Warrants will not be separately tradeable or transferable for a period of six months from the date of this Prospectus or earlier at the discretion of the Representative.

COMMON STOCK

   The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to preferential rights that may be applicable to any Preferred Stock which may be issued, holders of the Common Stock are entitled to receive dividends, if and when declared by the Company's Board of Directors from funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the assets available of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preferences applicable to any outstanding Preferred Stock. Holders of the Common Stock have no cumulative voting rights, no preemptive rights and no conversion rights and there are no redemption or sinking fund provisions with respect to the Common Stock. The outstanding Common Stock is fully paid, validly issued and non-assessable.

   On July 30, 1996, the Company's 1,922,674 shares of outstanding Common Stock were held by 118 holders of record.

PREFERRED STOCK

   The Company's Board of Directors has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the shareholders.

THE WARRANTS

   The Warrants will be issued in registered form under, governed by and subject to the terms of a Warrant Agent Agreement (the "Warrant Agreement") between the Company and the Warrant Agent. The following statements are qualified in their entirety by reference to the Warrant Agreement and also the detailed provisions of the form of Warrant attached to the Warrant Agreement. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information." Commencing on the date the Warrants are separately tradeable and transferable, the Warrants may be presented to the Warrant Agent for transfer, exchange or exercise at any time prior to their redemption or expiration date, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.


   Each Warrant entitles its holder to purchase, at any time commencing on the date the Warrants are separately tradeable and transferable and until the third anniversary of the date of this Prospectus, one share of Common Stock at a price of $4.80 per share, subject to adjustment in certain events. The right to exercise the Warrants will terminate at the close of business on the third anniversary of the date of this Prospectus. The Warrants contain provisions that protect the Warrantholders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications or mergers. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants, unless exercised, will not be entitled to participate in the assets of the Company. Holders of the Warrants will have no voting, preemptive, liquidation or other rights of a shareholder by virtue of holding the Warrants, and no dividends will be declared on the Warrants. The Company has authorized and reserved for issuance a sufficient number of shares of Common Stock to accommodate the exercise of all Warrants to be issued in the Offering. The shares of Common Stock, when issued upon the exercise of the Warrants in accordance with the terms thereof, will be fully paid and non-assessable.


   Commencing on the date the Warrants are separately tradeable and transferable, the holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. Unless they have been redeemed by the

Company, the Warrants may be exercised at any time in whole or in part at the applicable exercise price commencing on the date the Warrants are separately tradeable and transferable and until expiration of the Warrants three years from the date of this Prospectus. In lieu of fractional shares which would otherwise be issuable upon the exercise of the Warrants, the Company will round up or down to the nearest whole share.


   Commencing on the date the warrants are separately tradeable and transferable, the Warrants may be redeemed by the Company at a redemption price of $0.55 per Warrant until the end of the second year after the date of this Prospectus, and at $0.75 per Warrant until the end of the third year after the date of this Prospectus and prior to their expiration, on 30 days' prior written given at any time that the Common Stock has traded above $6.72
(or 140% of the exercise price of the Warrants if the exercise price is adjusted as earlier described) per share for a at least 20 consecutive trading days ending within 10 days prior to the date of the notice of redemption. For purposes of determining the daily trading price of the Common Stock, if the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on a national securities exchange, or is listed for trading on a trading system of the NASD such as the NASDAQ Small-Cap Market or the NASDAQ National Market System, then the last reported sale price of the Common Stock on such exchange or system each day shall be used or if the Common Stock is not so listed on such exchange or system or admitted to unlisted trading privileges, then the average of the last reported high bid prices reported by the National Quotation Bureau, Inc. each day shall be used to determine such daily trading price. Holders of Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Redemption of the Warrants could force Warrantholders either to (i) exercise the Warrants and pay the exercise price thereof at a time when it may be less advantageous economically to do so, or (ii) accept the redemption price in consideration for cancellation of the Warrant, which could be substantially less than the market value thereof at the time of redemption.


   At any time when the Warrants are exercisable, the Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Warrants reside in order to comply with applicable laws in connection with the exercise of the Warrants and the resale of the Common Stock issued upon such exercise. So long as the Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under federal and state securities laws to permit the issuance and resale of Common Stock issuable upon exercise of the Warrants. There can be no assurance, however, that the Company will be in a position to effect such action under the federal and applicable state securities laws, and the failure of the Company to effect such action may cause the exercise of the Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the Warrants but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms.

   If the Representative, at its election, solicits the exercise of the Warrants, the Company will be obligated, subject to certain conditions, to pay the Representative a solicitation fee equal to 10% of the aggregate proceeds received by the Company as a result of the solicitation. The Representative may reallow a portion of the fee to soliciting broker-dealers. Because the Representative is a member of the National Association of Securities Dealers, Inc. ("NASD"), any such solicitation by the Representative must comply with the requirements of Section 2710(c)(6)(B)(ix) of the NASD Corporate Financing Rules.

TRANSFER AGENT AND WARRANT AGENT

   The transfer agent for the Common Stock and the Warrant Agent is American Securities Transfer & Trust, Inc.

CONTROL-SHARE ACQUISITIONS

   The Florida Business Corporation Act (the "FBCA") provides that "control shares" of an "issuing public corporation" acquired in a "control-share acquisition" have the same voting rights as accorded the shares before the control-share acquisition only to the extent granted by resolution approved by the shareholders. Such resolution must be approved by: (a) a majority of the votes of the shareholders entitled to vote thereon, and if the proposed control-share acquisition would, if fully carried out, result in any action which would require a vote as a class or series, by a majority of the votes of the shareholders of each such class or series entitled to vote thereon; and (b) a majority of the votes by the shareholders of each class or series entitled to vote as a class or series, excluding all shares owned by the acquiror (or member of a group), officers and directors who are employees of the corporation.

   An "issuing public corporation" is a corporation that has: (a) 100 or more shareholders; (b) its principal place of business, its principal office or substantial assets within Florida; and (c) one or more of the following: (i) more than 10% of its shareholders reside in Florida; (ii) more than 10% of its shares are owned by Florida residents; (iii) 1,000 of its shareholders reside in Florida. A "control-share acquisition" is the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. "Control shares" are voting shares which, if aggregated with all other shares owned by such person, would entitle the acquiror, directly or indirectly, alone or as part of a group, to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority of all voting power.

   A person who has made or proposes to make a control-share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days of the receipt of the demand to consider the voting rights of the shares. If the acquiring person's statement has been filed but no request for a meeting is made, the corporation must present the question at the next special or annual shareholders' meeting.

   If authorized in an issuing public corporation's articles of incorporation or bylaws before a control-share acquisition has occurred, control shares acquired in a control-share acquisition where no acquiring person's statement has been filed, may be subject to redemption by the corporation at the fair value of the shares at any time during the period ending 60 days after the last acquisition of control shares. Control shares acquired in a control-share acquisition are not subject to such redemption after an acquiring person's statement has been filed and after the meeting at which the voting rights of the control shares acquired in a control-share acquisition are submitted to the shareholders unless the shares are not accorded full voting rights by the shareholders.

   Unless otherwise provided in an issuing public corporation's articles of incorporation or bylaws before a control-share acquisition has occurred, if voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of all of the corporation's shares entitled to vote, all other shareholders may exercise dissenters' rights to receive the fair value of their shares. Neither the Company's Bylaws nor its Articles of Incorporation makes any provision with respect to control-share acquisitions.

   The control-share acquisition provisions of the FBCA could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

                       SHARES ELIGIBLE FOR FUTURE SALE


   All of the shares of Common Stock outstanding as of the date hereof are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act. Without regard to the volume limitations described below, approximately 320,000 of such shares are currently eligible for resale under Rule 144 and approximately 580,000 of such shares will be eligible for resale under Rule 144 commencing ninety days subsequent to the date of this Prospectus. The remaining shares will become so eligible at various times between October 1996 and June 1998. See "Underwriting" with respect to an agreement by certain shareholders restricting their ability to sell their Common Stock without the consent of the Representative.


   In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions specified in such Rule, sales of restricted securities may be made if a minimum of two years has elapsed between the later of the date of the acquisition of such securities from the issuer or from an affiliate of the issuer and any resale thereof in reliance on Rule 144 for the account of either the initial acquiror or any subsequent holder. If sales can be made under Rule 144, a seller, including persons whose securities are required to be aggregated, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the shares are quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the filing of a notice with the Securities and Exchange Commission. Where a minimum of three years has elapsed between the later of the date of the acquisition of restricted securities from the issuer or from an affiliate of the issuer and any resale thereof in reliance on Rule 144 for the account of either the initial acquiror or any subsequent holder, a person who has not been an affiliate of the Company for at least the three months immediately preceding the sale is entitled to sell such securities under Rule 144 without regard to any of the limitations described above.

   The Company has granted piggyback registration rights to the holders of an aggregate of 133,920 shares of the Company's outstanding Common Stock should the Company file a registration statement under the Securities Act which includes shares of Common Stock of certain of the Company's officers and directors. The Company has granted piggyback registration rights with respect to 100,000 shares of Common Stock which may be obtained by Robert M. Kassenbrock upon exercise of a warrant issued to him by the Company. The Company has granted similar rights to holders of warrants for the purchase of an aggregate of 250,000 shares of Common Stock. The Company has also granted future demand and piggyback registration rights to AGF with respect to 25,000 shares of Common Stock underlying a warrant held by AGF. Such registration rights terminate seven years subsequent to the Company's receipt of the net proceeds of the Offering. See "Security Ownership of Certain Beneficial Owners and Management," "Selling Shareholders" and "Certain Relationships and Transactions."


   No meaningful prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices, if any, of the Units, Common Stock and Warrants prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect any prevailing market prices for the Units, Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 UNDERWRITING

   The Underwriters named below, acting through the Representative, have jointly and severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Company has agreed to sell to the Underwriters, the respective number of Units set forth opposite their names below at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus:

UNDERWRITER                        NUMBER OF UNITS
-----------                        ---------------
RAF Financial Corporation  ....


                                  ----------------
TOTAL .........................       1,200,000
                                  ================


   The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Units offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to purchase 2,000,000 Units, if any are purchased.

   The Underwriters propose to offer part of the Units offered hereby directly to the public at the initial offering price and part of such Units to certain dealers at a price that represents a concession within the discretion of the Representative. The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority. The Underwriters may allow, and such dealers may re-allow, a concession within the discretion of the Representative. After the initial offering, the offering price and the selling terms may be changed by the Underwriters.

   The Units offered by the Underwriters are subject to prior sale. The Underwriters reserve the right to withdraw, cancel or modify such offer (which may be done only by filing an amendment to the Registration Statement) and to reject orders in whole or in part for the purchase of any of the Units and to cancel any sale even after the purchase price has been paid if such sale, in the opinion of the Underwriters, would violate federal or state securities laws or a rule or policy of the NASD.

   The Company and the Underwriters have agreed to indemnity each other and related persons against certain liabilities, including liabilities under the Securities Act, and, if such indemnifications are unavailable or are insufficient, the Company and the Underwriters have agreed to damage contribution arrangements between them based upon the relative benefits received from the Offering and the relative fault resulting in such damages. Such relative benefits and relative fault would be determined in legal actions among the parties. Under such contribution arrangements, the maximum amount payable by any Underwriter would be the public offering price of the Units underwritten and distributed by such Underwriter.

   Except for the outstanding securities described herein and except upon the exercise of the options and warrants described herein, the Company has agreed not to sell any additional securities (other than debt securities to financial institutions) for three years after the date of this Prospectus without the Representative's prior written consent. Also excepted are securities issued to officers, directors, holders of more than 5% of the Company's outstanding Common Stock and their affiliates two years after the date of this Prospectus. The officers and directors of the Company, holders of more than 5% of the Company's outstanding Common Stock prior to the Offering and their affiliates have entered into agreements which provide that such persons, who own an aggregate of 731,926 shares of Common

Stock, may not sell any of such shares without the consent of the Representative for a period of one year commencing on the date of this Prospectus. The agreements also provide that any sales of Common Stock by such persons pursuant to Rule 144 will be executed through the Representative. The provisions of this paragraph do not apply to any securities held by Maurice Porter. See "Shares Eligible for Future Sale."

The Selling Shareholders have granted to the Underwriters an option excersisable for 30 days from the date of this Prospectus to purchase up to 180,000 additional shares of Common Stock at $4.00 per share less the underwriting discounts solely to cover over-allotments, if any. The Company has agreed, for no additional consideration, to contribute a like number of Warrants toward the Over-Allotment Option. In addition, the Company and the Selling Shareholders have agreed to pay to the Representative at the closing of the Offering, a non-accountable expense allowance equal to 3% of the aggregate allocated public offering prices of the Units and Common Stock sold by them. Such expense allowance is to cover expenses incurred by the Representative in connection with the Offering, reduced by amounts advanced by the Company which, as of the date of this Prospectus, are $30,000.

   The Company has agreed to issue for $50.00, warrants to the Representative to purchase 120,000 shares of Common Stock. These warrants are exercisable at any time during the five year period after the date of this Prospectus at $6.40 per share. These warrants are not transferable for one year from the date of this Prospectus except (i) to an Underwriter or a partner or officer of an Underwriter or (ii) by will or operation of law. Any profit realized on the sale of these warrants or the underlying shares may be deemed additional underwriting compensation. Commencing one year from the date hereof, holders of these warrants and the shares underlying these warrants will have demand and piggyback registration rights for periods of four years and six years, respectively, with respect to these warrants and the underlying shares. These warrants and the shares of Common Stock underlying these warrants have been registered under the Securities Act by means of the Registration Statement of which this Prospectus is a part.

   In addition to the aforementioned warrants, the Company has agreed upon completion of the Offering to issue to the Representative, for $50.00, additional warrants to purchase 120,000 shares of Common Stock. These warrants contain the same terms and conditions as the Warrants except that
(i) the exercise price of these warrants will be $7.68 (ii) these warrants will be exercisable immediately but will not be transferable for a period of one year after the date of this Prospectus except to an Underwriter or a partner or officer of an Underwriter, or by will or operation of law and
(iii) these warrants are not redeemable. These warrants and the shares of Common Stock underlying these warrants have been registered under the Securities Act by means of the Registration Statement of which this Prospectus is a part.

   If any warrants issued to the Representative are exercised during the first year after the date of this Prospectus, then any Common Stock acquired as a result of any such exercise may not be transferred or assigned until after the expiration of such one year period.


For a period of three years from the date hereof, the Representative has a preferential right to purchase for its account or to sell for the account of the Company, or any parent or subsidiaries of the Company, any securities with respect to which any of them may seek to sell, publicly or privately, for cash.

   The price to the public of the Units has been determined by negotiations between the Company and the Representative, with consideration being given to the current status of the Company's business, its financial condition, its present and prospective operations, the general status of the securities market, and the market conditions for new offerings of securities. The price bears no relationship to the assets, net worth, book value, sales price of securities issued to shareholders of the Company, or any other criteria of value.

   The Company has agreed to give the Representative notice of meetings of its Board of Directors and to grant access to such meetings to a representative of the Representative. Any such representative will have no official status or voting rights at any such meeting.

   For a period of five years after the date of this Prospectus, the Company has agreed to pay the Representative a consulting fee in connection with any merger, consolidation, stock exchange or acquisition or sale of all or a material part of the assets or business of any entity, if such transaction involves the Company, its parent company, or any of its subsidiaries, if such transaction was initiated by the Representative. The total fee will be from 1% to 5% of the value of the transaction. In connection with any such transaction, the Representative has agreed to provide consulting services which are customary in the industry. If the Company, its parent company, or any of its subsidiaries, proposes to engage in any such type of transaction which is not initiated by the Representative, but in connection with which the Company, its parent company, or any of its subsidiaries, proposes to obtain services from an investment banker, the Company has agreed that the Representative will have the first opportunity to provide consulting services which are customary in the industry in connection therewith. In such event, the fee to be paid to the Representative will be 50% of the total fee described above.

   If the Representative, at its election, at any time one year after the date of this Prospectus, solicits the exercise of the Warrants, the Company will be obligated, subject to certain conditions, to pay the Representative a solicitation fee equal to 10% of the aggregate proceeds received by the Company as a result of the solicitation. No warrant solicitation fees will be paid within one year after the date of this Prospectus. The Representative may reallow a portion of the fee to soliciting broker-dealers. Because the Representative is a member of the NASD, any such solicitation by the Representative must comply with the requirements of Section 2710(c)(6)(B)(xi) of the NASD Corporate Financing Rules.

                              LEGAL PROCEEDINGS

   There are no material pending or threatened legal proceedings to which the Company or any of its subsidiaries is a party or of which any of their property is the subject or, to the knowledge of the Company, any proceedings contemplated by governmental authorities.

                                   EXPERTS

   The audited financial statements included in this Prospectus have been audited by Grant Thornton L.L.P., independent certified public accountants, to the extent and for the periods set forth in their report thereon which contains an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern which is attributed to recurring operating losses, working capital deficiencies and delinquencies and defaults on its accounts payable and other matters and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                LEGAL MATTERS

   The legality of the securities offered hereby has been passed upon for the Company by Reisman & Associates, P.A., Boca Raton, Florida. An affiliate of Reisman & Associates, P.A. is a beneficial owner of options to acquire an aggregate of 15,000 shares of the Company's Common Stock at prices of $4.00 and $4.50 per share. Smith, McCullough & Ferguson, P.C., Denver, Colorado, has acted as legal counsel to the Representative in connection with certain legal matters relating to the Offering.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

   Under the Florida Business Corporation Act, the Company has the power and authority to indemnify any person who is or was a director, officer, employee or agent of the Company (or of the affiliates of the Company) for liability incurred in connection with any action brought against such person (other than an action by, or in the right of, the Company) if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The Company's Articles of Incorporation and Bylaws require the Company to indemnify any such person who has complied with the foregoing standard. Under the Florida Business Corporation Act, the Company also currently has the power and authority to indemnify any such person for liability incurred in any action by, or in the right of, the Company against the expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding described above to its conclusion, provided such expenses and amounts are actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. The Company's Articles of Incorporation and Bylaws require the Company to indemnify any such person against the expenses and amounts paid in settlement as described in the foregoing sentence. The Underwriting Agreement provides that, in certain cases, the Underwriters shall indemnify each officer and director and controlling person of the Company against certain costs, expenses and liabilities which he may incur in his capacity as such. The indemnification provisions described under this caption include indemnification for breaches of fiduciary duties. Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to such provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            ADDITIONAL INFORMATION

   The Company has filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be examined at the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 without charge, or copies of which may be obtained from the Commission upon request and payment of the prescribed fee. Statements made in this Prospectus as to the contents of any contract, agreement or document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference.

   As of the date of this Prospectus, the Company became a reporting company under the Exchange Act and in accordance therewith in the future will file reports and other information with the Commission. All of such reports and other information may be inspected and copied in Washington, D.C. and at regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, the Company intends to provide its shareholders with annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as the Company may determine.

                                   CONTENTS

                                                                                                   PAGE
                                                                                                ---------
Report of Independent Certified Public Accountants ...........................................     F-2
FINANCIAL STATEMENTS
Balance Sheets at December 31, 1994 and 1995 and June 30, 1996 (Unaudited)  ..................     F-3
Statements of Operations for the years ended December 31, 1994 and 1995 and the six months
  ended June 30, 1995 and 1996 (Unaudited) ...................................................     F-4
Statement of Stockholders' Equity (Deficit) for the years ended December 31, 1994 and 1995
  and the six months ended June 30, 1996 (Unaudited) .........................................     F-5
Statements of Cash Flows for the years ended December 31, 1994 and 1995 and the six months
  ended June 30, 1995 and 1996 (Unaudited) ...................................................     F-6
Notes to Financial Statements ................................................................     F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Ocurest Laboratories, Inc.

   We have audited the accompanying balance sheets of Ocurest Laboratories, Inc. (a Florida corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by managment, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ocurest Laboratories, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statments, the Company incurred a net loss of $2,736,792 for the year ended December 31, 1995, and, as of that date, the Company's current liabilities exceeded its current assets by $1,975,824. These factors, among others, as discussed in Note B to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON LLP

Fort Lauderdale, Florida
March 29, 1996

                          OCUREST LABORATORIES, INC.

                                BALANCE SHEETS

                                                           DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                               1994             1995           1996
                                                         ---------------  --------------- --------------
                                                                                            (UNAUDITED)
                         ASSETS
Current Assets ........................................
 Cash .................................................    $    84,836      $     1,607      $     5,138
 Accounts receivable-customers ........................         22,066           65,140          240,643
 Inventories ..........................................        325,854          542,071          847,183
 Prepaid expenses .....................................         21,056           64,412          133,100
                                                         --------------- ---------------  --------------
   Total current assets ...............................        453,812          673,230        1,226,064
Property and Equipment, at cost, net ..................        618,602          543,301          888,443
Other Assets ..........................................
 Patent and trademark licensing rights, net  ..........        164,300          141,600          130,250
 Deposits .............................................          7,000          198,340           12,000
 Deferred offering costs ..............................             --            5,000           83,742
 Organizational costs, net ............................          1,600              800              400
                                                         --------------- ---------------  --------------
   Total Other Assets .................................        172,900          345,740          226,392
                                                         --------------- ---------------  --------------
   Total assets .......................................    $  1,245,314     $ 1,562,271      $ 2,340,899
                                                         =============== ===============  ==============

    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities

 Accounts payable .....................................    $   548,854      $ 1,889,113      $ 1,626,865
 Accrued advertising ..................................        114,436          155,276               --
 Accrued salaries and taxes ...........................        116,649           47,362           60,202
 Accrued expenses .....................................         55,531          144,620          259,298
 Accrued interest .....................................             --           16,770           98,530
 Notes payable-stockholders ...........................        198,537          238,774          295,000
 Advances payable-factor  .............................             --          127,139          665,721
 Notes payable-other ..................................             --               --          260,000
 Patent and trademark licensing rights payable  .......         30,000           30,000               --
                                                         --------------- ---------------  --------------
    Total current liabilities .........................      1,064,007        2,649,054        3,265,616
Notes Payable Stockholders ............................             --          657,257               --
Commitments ...........................................             --               --               --
Stockholders' Equity (deficit) ........................
 Preferred stock - $.01 par value, 5,000,000 shares
   authorized - none issued ...........................             --               --               --
 Common stock, $.008 par value, 25,000,000  shares
   authorized, 897,811, 1,123,341 and 1,922,674 shares
   issued and outstanding at December 31, 1994,
   December 31, 1995 and June 30, 1996, respectively ..          7,183            8,989           15,381
 Paid-in capital ......................................      2,435,823        3,245,462        5,068,843
 Accumulated deficit ..................................     (2,261,699)      (4,998,491)      (6,008,941)
                                                         --------------- ---------------  --------------
    Total stockholders' equity (deficit) ..............        181,307       (1,744,040)        (924,717)
                                                         --------------- ---------------  --------------
   Total liabilities and stockholders' equity
(deficit) .............................................    $ 1,245,314      $ 1,562,271      $ 2,340,899
                                                         =============== ===============  ==============

        The accompanying notes are an integral part of this statement.

                          OCUREST LABORATORIES, INC.

                           STATEMENTS OF OPERATIONS

                                                                                 SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,                  JUNE 30,
                                       --------------------------------  ------------------------------
                                             1994             1995            1995            1996
                                       ---------------  ---------------  -------------- ---------------
                                                                           (UNAUDITED)    (UNAUDITED)
Net sales ...........................    $     96,830    $    687,122      $  200,384      $    734,291
Cost of goods sold ..................         139,733         545,175         160,206           443,579
                                       --------------- ---------------  --------------  ---------------

   Gross profit (loss) ..............        (42,903)         141,947          40,178           290,712
Selling and marketing expenses  .....        676,079        1,784,102         462,835           639,052
General and administrative expenses          948,458          964,426         466,548           484,648
Royalty expense .....................          3,875           27,885           8,015            29,380
                                       --------------- ---------------  --------------  ---------------
   Operating loss ...................     (1,671,315)      (2,634,466)       (897,220)         (862,368)
Other income (expense) ..............
 Interest expense ...................        (20,626)        (112,326)        (32,558)         (148,082)
 Interest income ....................          2,621               --              --                --
 Royalty income .....................             --           10,000              --                --
                                       --------------- ---------------  --------------  ---------------
   Net loss before
    provision for taxes .............     (1,689,320)      (2,736,792)       (929,778)       (1,010,450)
Provision for taxes .................             --               --              --                --
                                       --------------- ---------------  --------------  ---------------
   Net loss .........................    $(1,689,320)     $(2,736,792)      $ (929,778)     $(1,010,450)
                                       =============== ===============  ==============  ===============
Net loss per share ..................    $      (1.16)    $      (1.55)     $     (.54)     $      (.40)
                                       =============== ===============  ==============  ===============

        The accompanying notes are an integral part of this statement.

                          OCUREST LABORATORIES, INC.

                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
              AND THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                                                                                       COMMON
                                               COMMON STOCK          ADDITIONAL        STOCK
                                        -------------------------     PAID-IN       SUBSCRIPTION     ACCUMULATED
                                           SHARES        AMOUNT       CAPITAL        RECEIVABLE        DEFICIT            TOTAL
                                        ------------  -----------  -------------- --------------- ----------------   ---------------
Balance at January 1, 1994                  579,698     $  4,638      $   940,602      $ (50,000)       $   (572,379)     $322,861
Issuance of stock, net of placement
  costs of $98,520 ...................      268,375        2,147        1,252,219             --                  --     1,254,366
Common stock subscription received  ..           --           --               --         50,000                  --        50,000
Issuance of stock upon conversion of
  notes ..............................       48,738          390          237,610             --                  --       238,000
Issuance of stock in lieu of cash to
  stockholders who provide
  professional services ..............        1,000            8            5,392             --                  --         5,400
Net loss for the year ................           --           --               --             --          (1,689,320)   (1,689,320)
                                       ------------  -----------   -------------- --------------    ---------------- -------------
Balance at December 31, 1994 .........      897,811        7,183        2,435,823             --          (2,261,699)      181,307
Issuance of stock for cash, net of
  placement costs of $6,548 ..........       57,031          457          248,452             --                  --       248,909
Issuance of stock upon conversion of
  notes ..............................       23,865          191          107,204             --                  --       107,395
Issuance of stock for cash upon
  exercised warrants .................       35,730          286          124,767             --                  --       125,053
Issuance of stock in lieu of cash to
  directors/stockholders who provide
  professional services ..............       30,203          242           86,063             --                  --        86,305
Issuance of stock in lieu of cash to
  employees for accrued salaries .....       78,701          630          243,153             --                  --       243,783
Net loss for the year ................           --           --               --             --          (2,736,792)   (2,736,792)
                                       ------------  -----------   -------------- --------------    ---------------- -------------
Balance at December 31, 1995 .........    1,123,341        8,989        3,245,462             --          (4,998,491)   (1,744,040)

Balance at December 31, 1995 .........    1,123,341     $  8,989      $ 3,245,462      $      --        $ (4,998,491) $ (1,744,040)
Issuance of stock, net ...............      400,000        3,200          931,800             --                  --       935,000
Issuance of stock upon conversion of
  notes and accrued interest .........      300,327        2,402          693,081             --                  --       695,483
Issuance of stock for cash upon
  exercised warrants .................       88,250          705          171,695             --                  --       172,400
Issuance of stock in lieu of cash to
  stockholders who provide
  professional services ..............        7,500           60           18,690             --                  --        18,750
Issuance of stock in lieu of cash to
  employees for accrued salaries .....        3,256           25            8,115             --                  --         8,140
Net loss for the six months ended
  June 30, 1996 ......................           --           --               --             --          (1,010,450)   (1,010,450)
                                       ------------  -----------   -------------- --------------    ---------------- -------------
Balance at June 30, 1996 (Unaudited) .    1,922,674     $ 15,381      $ 5,068,843      $      --        $ (6,008,941) $   (924,717)
                                       ============  ===========   ============== ==============    ================ =============

       The accompanying notes are an integral part of these statements.

                          OCUREST LABORATORIES, INC.

                           STATEMENTS OF CASH FLOWS

                                                                                             SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                    JUNE 30,
                                                ----------------------------------  --------------------------------
                                                      1994              1995              1995             1996
                                                ----------------  ----------------  --------------  ----------------
                                                                                      (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities
  Net loss ...................................    $ (1,689,320)     $ (2,736,792)    $   (929,778)    $ (1,010,450)
Adjustments to reconcile net loss to net cash
  used in operating activities: ..............
  Professional services paid with stock ......           5,400            86,305           27,000           18,750

 Accrued salaries paid with stock ............              --           243,783          118,848            8,140
 Interest expense paid with stock ............              --               --             7,394           53,425
 Depreciation and amortization ...............          63,128           102,986           51,264           65,098
 Changes in assets and liabilities ...........
  Increase in accounts receivable ............         (22,066)          (43,074)         (65,508)        (175,503)
  Increase in inventories ....................        (325,854)         (216,217)         (24,009)        (305,112)
  Increase in prepaid expenses ...............         (21,056)          (43,356)          (2,944)         (65,688)
  Increase (decrease) in accounts payable  ...         524,646         1,340,259         (451,275)        (262,248)
  Increase in accrued expenses ...............         251,786           108,748          194,737           54,002
                                                ---------------- ----------------  -------------- ----------------
   Net cash used in operating activities  ....      (1,213,336)       (1,157,358)      (1,074,271)      (1,622,586)
Cash flows from investing activities  ........
  Purchase of property and equipment .........        (606,420)           (4,185)         (47,744)        (398,490)
  Deposits on fixed assets ...................              --          (186,340)              --          186,340
  Increase in deposits .......................          (6,600)           (5,000)              --               --
                                                ---------------- ----------------  -------------- ----------------
   Net cash used in investing activities  ....        (613,020)         (195,525)         (47,744)        (212,150)
Cash flows from financing activities  ........
  Proceeds from issuance of common stock, net        1,304,366           373,962          363,109        1,107,400
  Proceeds from new borrowings ...............         277,498           900,692          713,439        1,079,609
  Principal repayments on indebtedness .......          (5,000)               --               --         (270,000)

  (Increase) decrease in deferred offering
   costs .....................................          25,000            (5,000)         (16,500)         (78,742)
                                                ---------------- ----------------  -------------- ----------------
   Net cash provided by financing activities         1,601,864         1,269,654        1,060,048        1,838,267
                                                ---------------- ----------------  -------------- ----------------
Net increase (decrease) in cash ..............        (224,492)          (83,229)         (61,967)           3,531
Cash at beginning of period ..................         309,328            84,836           84,836            1,607
                                                ---------------- ----------------  -------------- ----------------
Cash at end of period ........................     $    84,836       $     1,607     $     22,869     $      5,138
                                                ================ ================  ============== ================
Supplemental disclosure of cash flow
  information: ...............................
Cash paid during the period for: .............
  Interest ...................................    $     17,767       $    32,340     $      8,920     $     12,896
                                                ================ ================  ============== ================
Noncash transactions: ........................
 Conversion of notes payable to common stock      $    238,000       $   107,395     $    100,000     $    642,058
                                                ================ ================  ============== ================

       The accompanying notes are an integral part of these statements.

                          OCUREST LABORATORIES, INC.

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER INFORMATION

PRESENTATION

   The interim financial statements as of June 30, 1995 and 1996 and the six months then ended as included herein are unaudited. However, in the opinion of management, such information reflects all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the information shown. The interim financial statements for the periods stated and notes presented herein do not contain certain information included in the Company's annual financial statements and notes as also herein presented. Results for interim periods are not necessarily indicative of results expected for the full year.

OPERATIONS

   Ocurest Laboratories, Inc. (the "Company") was incorporated in the State of Florida on April 29, 1991. In July 1994, the Company began selling Ocurest Sterile Eyedrops, a line of non-prescription eye medications featuring a patented new dispenser for delivering ophthalmic drugs into the eye.

CASH

   Cash and cash equivalents include cash on deposit in checking and money market accounts with maturities of three months or less.

INVENTORIES

   Inventories are principally raw materials and finished goods held for resale and are stated at the lower of cost (first in, first out) or market.

PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets which range from 5 to 10 years.

ORGANIZATIONAL COSTS

   Organizational costs were capitalized and are being amortized using the straight-line method over five years. Accumulated amortization was $2,400, $3,200 and $3,600 at December 31, 1994, December 31, 1995 and June 30, 1996,
respectively.

PATENT AND TRADEMARK LICENSING RIGHTS

   The Company has acquired the exclusive worldwide licensing rights to certain patents and trademarks from a previously related party (see Note E) and is capitalizing additional costs to maintain and protect these patents and trademarks as they are incurred. These costs are being amortized over ten years, the estimated economic life of the patent, using the straight line method.

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER
         INFORMATION--(CONTINUED)

ADVERTISING

   The Company expenses the cost of advertising, which includes production costs, media time and space as costs are incurred. Total advertising expense for the years ended December 31, 1994, December 31, 1995 and the six months ended June 30, 1996, amounted to approximately $567,000, $1,528,000 and $301,000, respectively.

INCOME TAXES

   The Company accounts for income taxes under the provisions of FAS 109, "Accounting for Income Taxes." This pronouncement requires accounting for deferred taxes utilizing the liability method, which applies the enacted statutory rates in effect at the balance sheet date to differences between the book and tax basis of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws.

FINANCIAL INSTRUMENTS

   The carrying values of cash and cash equivalents, trade receivables, accounts payable and notes payable approximate fair value due to the short-term maturities of these instruments.

USE OF ESTIMATES

   In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK OPTIONS

   Options granted under the Company's Stock Option Plans are accounted for under APB 25, "Accounting for Stock Issued to Employees," and related interpretations. In November 1995, the Financial Accounting Standards Board issued Statement 123, "Accounting for Stock-Based Compensation," which will require additional proforma disclosures for companies that will continue to account for employee stock options under the intrinsic value method specified in APB 25. The Company plans to continue to apply APB 25 and the only effect of Statement 123 in 1996 is the new disclosure requirement.

NET LOSS PER SHARE

   Net loss per share has been computed by dividing net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during each period. The weighted average number of shares of common stock and common stock equivalents used for computing net loss per share was 1,459,059 and 1,767,562 for the years ended December 31, 1994 and 1995, respectively,

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER
         INFORMATION--(CONTINUED)

and 1,725,825 and 2,527,613 for the six months ended June 30, 1995 and 1996, respectively. The weighted average includes the effect of common stock, options and warrants issued within one year of the proposed Initial Public Offering ("IPO") at prices below the IPO price, as calculated under the treasury stock method, and have been retroactively restated for a 1 for 2 reverse stock split that was approved on July 15, 1996 (See Note P). The weighted average number of shares of common stock and common stock equivalents was not computed utilizing the modified treasury stock method as this method is antidilutive.

SUPPLEMENTAL PRO FORMA NET LOSS AND NET LOSS PER SHARE

   The Company's supplemental pro forma net loss and net loss per share for the year ended December 31, 1995 and the six months ended June 30, 1996 are $2,670,192 and $977,150 and $1.40 and $0.37, respectively.

   The supplemental pro forma net loss and net loss per share reflect the issuance of shares necessary to retire $555,000 of notes payable and the resulting decrease in net loss in the amount of $66,600 and $33,300 for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, as of the beginning of 1995. The calculation is based on the weighted average shares outstanding used in the calculation of net loss per share, adjusted for the estimated shares that would be issued by the Company, i.e. 138,750 shares at $4.00 per share, to retire these obligations.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

   Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement had no impact on the Company's results of operations or financial position upon adoption in 1996.

NOTE B - GOING CONCERN

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations since the date of inception, and such losses have continued through the year ended December 31, 1995. In addition, the Company has used more cash than capital raised and provided through its operations which resulted in the working capital deficit of $1,975,824 as of December 31, 1995. Loans and accrued interest in the amount of $250,000 and $650,000 were delinquent as of January 31, 1996 and June 30, 1996, respectively.

   In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise funds to continue to fund its operations and planned expansion. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE B - GOING CONCERN--(CONTINUED)

   In addition to the debt conversion, debt issuance and the private placement of its common stock described in Note P, the Company has entered into a Letter of Intent (Note O) with RAF Financial Corporation relating to a proposed IPO of its common stock and warrants. This offering is intended to generate net proceeds to the Company of approximately $3,876,000.

NOTE C -INVENTORIES

   Inventories consist of the following at:

                   DECEMBER 31,     DECEMBER 31,     JUNE 30,
                       1994             1995           1996
                 ---------------  --------------- ------------
                                                    (UNAUDITED)
Raw materials        $ 68,406         $ 44,646        $ 68,742
Finished goods        257,448          497,425         778,441
                 --------------- ---------------  ------------
                     $325,854         $542,071        $847,183
                 =============== ===============  ============

NOTE D - PROPERTY AND EQUIPMENT

   Property and equipment consists of the following at:

                                  DECEMBER 31,     DECEMBER 31,       JUNE 30,
                                      1994             1995             1996
                                ---------------  ---------------   -------------
                                                                    (UNAUDITED)
Manufacturing equipment  .....      $648,565        $ 652,295       $1,050,784
Furniture and fixtures .......         2,268            2,723            2,723
Computer equipment ...........         7,111            7,111            7,111
                                --------------- ---------------  -------------
                                     657,944          662,129        1,060,618
Less accumulated depreciation        (39,342)        (118,828)        (172,175)
                                --------------- ---------------  -------------
                                    $ 618,602       $ 543,301       $  888,443
                                =============== ===============  =============

   At December 31, 1995, the Company had placed a $310,000 order for certain product specific molds to be used in its manufacturing process, of which approximately $152,000 had been billed and is reflected in deposits and accounts payable in the accompanying financial statements.

   As of December 31, 1995, the Company has also paid a $34,000 deposit towards the purchase of specialized machinery with an acquisition price of $370,000. The deposit is subject to the risk of forfeiture in the event the purchase is not consummated.

NOTE E - PATENT AND TRADEMARK LICENSING RIGHTS

   The Company has acquired the exclusive worldwide licensing rights to certain patents and trademarks for the newly developed eye drop dispenser from a related party, Acorn Laboratories, Inc. ("Acorn"), owned by William J. Casey, past Chairman of the Company. The Company has paid to Acorn $170,000 and accrued for an additional $30,000 through December 31, 1995, both of which represent an initial payment on the purchase from Acorn.

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE E - PATENT AND TRADEMARK LICENSING RIGHTS--(CONTINUED)

   Further, the Company has agreed to pay Acorn a royalty of 4% of future net sales up to a maximum royalty of $9,800,000. The Company has capitalized the initial payment and other related patent costs and is amortizing them using the straight line method over a ten year life. Upon payment of the maximum royalty of $9,800,000, Acorn has agreed to assign the patent and trademark to the Company. Acorn has also agreed to allow the Company to defer payment of certain royalties until certain earnings levels are attained. The agreement also provides for a payment to Acorn in the event of a change in control of the Company.

   Patent and trademark licensing rights consist of the following at:

                                          DECEMBER 31,    DECEMBER 31,      JUNE 30,
                                              1994           1995            1996
                                        --------------- ---------------  ------------
                                                                          (UNAUDITED)
Patent and trademark licensing rights       $227,000         $227,000        $227,000
Less accumulated amortization  .......       (62,700)         (85,400)        (96,750)
                                        --------------- ---------------  ------------
                                            $164,300         $141,600        $130,250
                                        =============== ===============  ============

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE F - NOTES PAYABLE - STOCKHOLDERS

   Notes payable are summarized as follows:

                                                           DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                               1994             1995            1996
                                                         ---------------  ---------------   ------------
                                                                                            (UNAUDITED)
Notes payable, minority stockholders, fixed interest
  at 10%, maturing June 1994 ..........................      $  5,000         $  5,000        $  5,000
Notes payable, minority stockholders, fixed interest
  at 10%, maturing February 1995 ......................        10,000           10,000          10,000
Notes payable, minority stockholders, fixed interest
  at 12%, maturing June 1994 ..........................        50,000               --              --
Note payable, minority stockholders, fixed interest at
  12%, maturing January 1995 ..........................       123,537           50,000          50,000
Note payable, minority stockholders, fixed interest at
  15%, maturing June 1994 .............................        10,000           10,000          10,000
Note payable, minority stockholders, fixed interest at
  12%, maturing October 1995 ..........................            --           73,966              --
Note payable, minority stockholder, fixed interest at
  12%, maturing April 1995 ............................            --           50,000          50,000
Note payable, Director, fixed interest at 12%,
  maturing November 1996 ..............................            --          200,000              --
Note payable, Director, fixed interest at 12%,
  maturing January 1996 ...............................            --           91,906              --
Note payable, minority stockholders, interest at 12%,
  maturing January 1996 ...............................            --          135,000          85,000
Note payable, Director, interest at prime plus 1.5%,
  maturing December 31, 1995 ..........................            --          238,823              --
Note payable, individual, interest at 12%, maturing
  June 1996 ...........................................            --               --          50,000
Note payable, corporation, interest at prime plus 2%,
  maturing September 1996 .............................            --               --         260,000
Note payable, minority shareholder, interest at 12%,
  maturing June 1996 ..................................            --               --          35,000
                                                         ---------------  ---------------  ------------
                                                             $198,537         $864,695        $555,000
                                                         ===============  ===============  ============

   Principal and interest is due at maturity for all notes. Accrued interest due during 1994 on these notes was paid. The accrued and unpaid interest as of December 31, 1995 amounted to $48,106 of which $31,336 was converted into common stock during January 1996 and is classified in the long-term portion of notes payable stockholders in the 1995 financial statements. Interest expense was $20,626 and $112,326 for the years ended December 31, 1994 and 1995 and $148,082 for the six months ended June 30, 1996, respectively.

   Subsequent to December 31, 1995, the Company converted $625,921 of notes payable to common stock. This portion of the notes payable has been classified as long-term in the 1995 financial statements.

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE G - ADVANCES PAYABLE - FACTOR

   During 1995, the Company entered into an agreement with a factor for the financing of accounts receivable and inventory. Under the terms of the accounts receivable agreement, the Company sells its accounts receivable to the factor and the factor advances the Company an amount equal to 70% of the accounts receivable sold. The factor's initial fee for this service is equal to 3% of the amount advanced. Under certain circumstances, such fee may increase by an additional 3%. However, the Company can avoid the additional fees by replacing an unpaid invoice with a new invoice of equal value within 30 days. Under the terms of the inventory agreement, the factor will finance 50% of the finished goods inventory cost. Financings are made in the form of a "sale" whereby the factor buys the inventory and then re-sells it to the Company when the sale is made to the end customer. The factor charges a fee ranging from 3% to 6% of the inventory amounts financed. The factor also makes advances against the Company's machinery and equipment up to a maximum of $524,000. The agreement calls for an associated management fee of $5,000 per month which the factor has pro-rated based upon the actual amounts of such advances as compared to the $524,000 maximum. Based upon the escalating fee schedule and the Company's ability to substitute sales invoices, all rights and obligations associated with a sale have not occurred and therefore this transaction has been accounted for as a financing transaction in the financial statements.

   The total amounts financed under this agreement, including advances relating to receivable, inventory, and machinery and equipment, amounted to $127,539 and $665,721 as of December 31, 1995 and June 30, 1996, respectively.

NOTE H - COMMITMENTS AND CONTINGENCY

LEASES

   The Company is obligated under noncancelable leases which are classified as operating leases. The Company conducts operations in a facility under a three year lease that expires on June 30, 1997. The rent expense for real property was $17,530, $21,530 and $6,446 for the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1996, respectively. Total rent expense for the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1996, amounted to approximately $19,200, $25,221 and $13,005, respectively.

   At December 31, 1995, the following are the minimum rental payments under such operating leases which expire at various dates through 1997:

                     OFFICE       OFFICE
YEAR       TOTAL     RENTAL     EQUIPMENT
----     --------- ---------  ------------
1996       24,834     22,806       $2,028
1997       13,021     11,669        1,352
         --------- ---------  ------------
           37,855     34,475       $3,380
         ========= =========  ============

EMPLOYMENT AGREEMENTS

   The Company has entered into employment agreements with three key executives which provide for base salaries ranging from $66,000 to $150,000. Total compensation paid under these agreements amounted to approximately $221,000 and $326,000 for the years ended December 31, 1994 and 1995, respectively. The employment agreements expire on December 31, 1996, and are extended automatically for successive one-year terms of employment. The Company's remaining aggregate commitments at December 31, 1995, under such contracts, total approximately $331,000.

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE I - INCOME TAXES

   The Company has a net operating loss carryforward for tax purposes of approximately $3,821,000, which will expire during the years 2006 through 2011. As a result of certain cumulative changes in the Company's stock ownership over the past three years, future use of the net operating loss carryforwards may be substantially limited by the change in ownership rules. The Company has deductible temporary differences which consists of the following at:

                                        DECEMBER 31,
                                  ------------------------
                                      1994         1995
                                  ------------  ----------
Allowance for doubtful accounts            --      5,000
Start up and organization costs       741,000     577,000
Depreciation and amortization  .      144,000      67,000
Accrued salaries ...............      117,000      47,000
Inventory capitalization  ......       56,000      90,000
                                  ------------ ----------
                                    1,058,000     786,000
                                  ============ ==========

   The following tax benefit was recorded for the net operating loss carryforwards and the deductible temporary differences at:

                                                      DECEMBER 31,
                                              ---------------------------
                                                  1994           1995
                                              ------------ --------------
Current assets:
  Deferred tax benefit .....................    $ 127,000    $    135,000
  Less valuation allowance .................     (127,000)       (135,000)
                                              ------------ --------------
    Deferred tax benefit - net of allowance     $      --    $         --
                                              ============  ==============
Other assets:
  Deferred tax benefit .....................    $ 716,000    $   1,598,000
  Less valuation allowance .................     (716,000)      (1,598,000)
                                              ------------  --------------
    Deferred tax benefit - net of allowance     $      --    $          --
                                              ============  ==============

NOTE J - STOCK OPTIONS

   In July 1994, the Board of Directors amended the 1992 Stock Option Plan (the "Plan") which reserves 143,750 shares of common stock for issuance under the Plan. Options may be granted as qualified options under Section 422 of the Internal Revenue Code, or as non-qualified options, as deemed appropriate. Qualified options must have exercise prices equal to at least 100% of the fair market value of the stock at the date of grant. The term of the options is generally ten years and they are exercisable in one-third installments annually from the date of grant.

   In addition, the Company has granted other non-qualified options. The term of these options is for a period of 10 years and they remain exercisable throughout their term. Options granted and outstanding are as follows at:

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE J - STOCK OPTIONS--(CONTINUED)

                              GRANTED UNDER THE PLAN
                    ----------------------------------------
                         QUALIFIED           NON-QUALIFIED   OTHER NON-QUALIFIED
                    -------------------  ------------------- --------------------
                      SHARES     PRICE     SHARES     PRICE    SHARES     PRICE
                    ---------  --------  ---------  -------- ---------  ---------
December 31, 1992      9,375     $4.00     18,750     $4.00       5,125    $4.00
December 31, 1993      3,125     $4.00     18,750     $4.50       1,875    $4.00
                       3,125     $4.50
December 31, 1994      3,125     $4.50         --     $  --      18,000    $4.50
December 31, 1995      5,000     $4.50     56,250     $4.80      22,750    $4.50
                    ---------            ---------             ---------
                      23,750               93,750                47,750
                    =========            =========             =========

   Non-qualified options are currently exercisable, and no compensation expense has been recognized under any of these grants. As of December 31, 1995, no options have been exercised.

NOTE K - WARRANTS

   During the years ended December 31, 1994 and 1995, the Company issued warrants to acquire common stock of the Company. Each warrant represents the right to purchase one share of common stock for prices ranging from $4.00 to $12.00 per warrant. Warrants unexercised as of December 31, 1995 are as follows (exercise prices are retroactively restated to reflect 1 for 2 reverse stock split - see Note P):

NUMBER OF WARRANTS    EXERCISE PRICE  EXPIRATION DATE
------------------    --------------  ---------------
      463,545             $ 8.00      January 1997
        9,750             $12.00      January 1997
       43,750             $11.00      January 2000
       10,784             $ 7.20      November 1997
       27,000             $ 5.00      January 1996
       50,000             $ 4.50      June 1997
       50,000             $ 4.00      June 2000

   In January 1996, the Company allowed warrant holders to exercise their warrants at 40% of their exercise price provided that they exercised on or before January 31, 1996. Pursuant to this agreement, 88,250 warrants were exercised for $172,400. The incremental value of the modified warrants is not significantly different than the value of the previous warrants.

   In February 1996, the Company agreed to permanently reduce the exercise price of all warrants with an exercise price above $5.00 per share to $5.00 share (see Note P).

NOTE L - SIGNIFICANT CUSTOMERS

   For the year ended December 31, 1994, the Company's three largest customers accounted for 25%, 23% and 23%, respectively, of the Company's gross sales. For the year ended December 31, 1995, the Company's three largest customers accounted for 43%, 13% and 11%, respectively, of the Company's gross sales. For the six months ended June 30, 1996, the Company's three largest customers accounted for 13%, 11% and 10%, respectively, of the Company's gross sales.

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE M - SIGNIFICANT VENDORS

   The Company has purchases from two vendors which represent 97% of net purchases in 1995. The Company does not anticipate any interruption in supplies from its vendors. In the event supplies were disrupted for any reason, management believes alternative sources for these purchases are available.

NOTE N - AFFILIATED TRANSACTIONS

   During 1994, the Company entered into consulting agreements with each of the previous Chairman of the Board of Directors and a director to provide certain advertising consulting activities. Total consulting expense during the years ended December 31, 1994 and 1995 was $28,000 and $27,000, respectively, and the amount accrued and unpaid as of December 31, 1994 and 1995 was $5,600 and $-0-, respectively.

NOTE O - INITIAL PUBLIC OFFERING

   The Board of Directors has authorized the filing of a registration statement relating to an IPO for Units consisting of 1,200,000 shares of common stock and 1,200,000 Class A warrants. In connection with the offering, during February 1996 the Company entered into a Letter of Intent with RAF Financial Corporation (RAF). RAF individually or as the representative of a group of underwriters intends to underwrite the shares and the warrants being offered on a "firm commitment basis." The underwriters will be paid 10% of the IPO proceeds and a non-accountable expense allowance (of which $30,000 has been paid), will be given the right to purchase warrants for 10% of the shares and will be given the right to purchase 10% of the warrants sold exclusive of over-allotment shares.

   The Letter of Intent, among other things, provides for certain anti-dilution and registration rights to RAF in the warrant for 10% of the shares and allows designees of RAF to observe all Board of Directors meetings for three years.

NOTE P - SUBSEQUENT EVENTS

   In January 1996, the Company converted $657,257 of its debt to common stock. This conversion reduces long-term debt to $-0-and decreases total stockholders' deficit to $1,086,783.

   In addition to the warrant exercise described in Note K, between January 1, 1996 and June 30, 1996 the Company sold and issued 400,000 shares of its common stock for approximately $935,000.

   During April 1996, the Company issued a $260,000 promissory note which is to be repaid at the earlier of September 1996 or the closing of the IPO. In connection with this note, the Company issued warrants to purchase 50,000 shares of the Company's common stock.

   On April 19, 1996, the Company's Board of Directors approved a 1 for 2 reverse-split of its issued and outstanding shares of common stock, warrants and options. The Company will issue new certificates to shareholders following the closing of the Company's forthcoming IPO. All per share and weighted average share amounts, for all periods presented, have been restated to reflect the effect of the 1 for 2 reverse stock split. The Company amended its Article of Incorporation by increasing the authorized shares of common stock from 3 million to 25 million shares and preferred stock from 1 million to 5

                          OCUREST LABORATORIES, INC.

                          DECEMBER 31, 1994 AND 1995
                        AND JUNE 30, 1996 (UNAUDITED)

NOTE P - SUBSEQUENT EVENTS--(Continued)

million shares. The Company also approved the post-split warrants with an exercise price greater than $5.00 to be $5.00 and all warrants with expiration dates falling in calendar year 1997 to a common expiration date of May 31, 1998.

   In September and October 1996, the Company borrowed an additional $700,000 from certain individuals, including a shareholder, at 12% interest. The loans and accrued interest mature upon the earlier of 10 days after the closing of the initial public offering or 6 months from the date of the loans. In connection with the loans, the Company issued warrants to purchase an aggregate of 350,000 shares of its common stock at $2.40 per share. The warrant holders have certain piggyback registration rights.

PHOTOGRAPH #2 (Photo storyboard consisting of nine small photographs with captions)

Picture of a photo storyboard of one of the Company's 30 second television commercials. Commercial shows woman using conventional eyedrop dispenser and then using the Ocurest Delivery System on the bridge of her nose and explaining how easy the Ocurest Delivery System is to use.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               -------------------

                                TABLE OF CONTENTS

                               -------------------

                                                        PAGE
                                                     ---------

Prospectus Summary ................................       3
Risk Factors ......................................       6
Use of Proceeds ...................................      14
Dividend Policy ...................................      15
Dilution ..........................................      15
Capitalization ....................................      16
Selected Financial Data ...........................      17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations ...................................      18
Business ..........................................      21
Management ........................................      28
Security Ownership of Certain Beneficial Owners
  and Management ..................................      32
Selling Shareholders ..............................      33
Certain Relationships and Transactions ............      34
Description of Securities .........................      37
Shares Eligible for Future Sale ...................      40
Underwriting ......................................      42
Legal Proceedings .................................      44
Experts ...........................................      44
Legal Matters .....................................      44
Indemnification for Securities Act Liabilities  ...      44
Additional Information ............................      45
Index to Financial Statements .....................     F-1

                              -------------------


     UNTIL     , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE UNITS, WHETHER
OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                          OCUREST LABORATORIES, INC.

                                1,200,000 UNITS

                               EACH CONSISTING OF
                                  ONE SHARE OF
                                  COMMON STOCK
                                AND ONE CLASS A
                             REDEEMABLE COMMON STOCK
                                PURCHASE WARRANT

                              -------------------

                                  PROSPECTUS

                              -------------------

                                      RAF
                             FINANCIAL CORPORATION

                                           , 1996

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Under the Florida Business Corporation Act, the small business issuer has the power and authority to indemnify any person who is or was a director, officer, employee or agent of the small business issuer (or the affiliates of the small business issuer) for liability incurred in connection with any action brought against such person (other than an action by, or in the right of, the small business issuer) if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the small business issuer, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The small business issuer, pursuant to its Articles of Incorporation and By-Laws, is required to indemnify any such person who has complied with the foregoing standard. Under the Florida Business Corporation Act, the small business issuer also currently has the power and authority to indemnify any such person for liability incurred in any action by, or in the right of, the small business issuer against the expense and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding described above to its conclusion, provided such expenses and amounts are actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. The small business issuer's Articles of Incorporation and By-Laws require the small business issuer to indemnify any such person against the expenses and amounts paid in settlement as described in the foregoing sentence. The Underwriting Agreement provides that, in certain cases, the Underwriters shall indemnify each officer and director and controlling person of the small business issuer against certain costs, expenses and liabilities which he may incur in his capacity as such.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following are the expenses (other than underwriting discounts) of the offering, all of which are to be paid by the small business issuer. Other than the Securities and Exchange Commission Registration Fee, the NASD filing fee and the NASDAQ Small-Cap fees, all expenses are estimated.



Securities and Exchange Commission Registration Fee    $  9,372
NASD Filing Fee ...................................       3,218
NASDAQ Small-Cap Fees .............................      13,105
Blue Sky Fees and Expeses .........................      25,000
Transfer Agent Fees and Expenses ..................      10,000
Representative's Non-Accountable Expense Allowance      144,000*
Legal Fees ........................................      75,000
Accounting Fees ...................................      55,000
Printing and engraving ............................      60,000
Miscellaneous .....................................      49,305
                                                     -----------
  Total ...........................................    $444,000
                                                     ===========
-------------
* Assumes no exercise of the Over-Allotment Option.



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


   (a) Between August 1993 and October 1996, the small business issuer sold 1,303,768 shares of its Common Stock, promissory notes in the aggregate principal amount of $1,926,770 and warrants for the purchase of an aggregate of 1,017,084 shares of Common Stock.


   (b) The securities were sold to private investors.

   (c) Shares of Common Stock were sold for an aggregate price of $4,265,759, including the conversion of certain promissory notes. Promissory notes were sold for an aggregate amount representing their respective principal amounts. No additional consideration was received for the warrants.

   (d) Exemption from registration was claimed pursuant to Section 4(2) of the Securities Act of 1933 on the basis that all offers and sales of securities by the small business issuer were conducted privately and no public offering was involved.

ITEM 27. EXHIBITS



EXHIBIT
NUMBER       DESCRIPTION OF EXHIBITS
-------      -----------------------
     1.1     Amended Form of Underwriting Agreement.****
     3.1     Articles of Incorporation.*
     3.2     Amendment to Articles of Incorporation dated May 20, 1991.**
     3.3     Amendment to Articles of Incorporation dated March 9, 1994.*
     3.4     Amendment to Articles of Incorporation dated July 15, 1996.*
     3.5     Amendment to Articles of Incorporation dated August 7, 1996.**
     3.6     Statement of Designation of the Series A, 9% Cumulative Preferred Stock dated April 30, 1991.**
     3.7     Articles of Amendment to the Statement of Designation of the Series A, 9% Cumulative Preferred Stock
             dated May 30, 1991.**
     3.8     By-Laws.**
     4.1     Amended Form of Representative's Warrants to Purchase Common Stock.****
     4.2     1992 Key Employee Stock Option Plan, as amended.**
     4.3     Amended Form of Class A Redeemable Common Stock Purchase Warrant.****
     4.4     Form of certificate representing Common Stock.*
     4.5     Amended Form of certificate representing Units.****
     5.1     Amended Opinion re legality.****
    10.1     Lease of June 24, 1994 for premises located at 4400 PGA Blvd., Palm Beach Gardens, Florida by and
             between Rimco XII, Inc. and the small business issuer.*
    10.2     Master Broker Agreement as of December 1, 1993 by and between the small business issuer and Morano
             Associates, Inc.*
    10.3     Employment Agreement as of December 1, 1993 by and between the small business issuer and Edmund
             G. Vimond, Jr.*
    10.4     Employment Agreement as of December 1, 1993 by and between the small business issuer and Larry M.
             Reid.*
    10.5     Addendum of June 19, 1996 to Employment Agreement as of December 1, 1993 by and between the small business issuer and Larry M. Reid.*
    10.6     Employment Agreement as of December 1, 1993 by and between the small business issuer and Eric Schwarz.*
    10.7     Addendum of June 19, 1996 to Employment Agreement as of December 1, 1993 by and between the small business issuer and Eric Schwarz.*
    10.8     Employment Agreement as of June 19, 1996 by and between the small business issuer and John F. Carlson.*



EXHIBIT
NUMBER       DESCRIPTION OF EXHIBITS
-------      -----------------------
    10.9     Agreement of October 30, 1991 by and between Acorn Laboratories, Inc. and the small business issuer.*
    10.10    First Amendment to Agreement by and between Acorn Laboratories, Inc. and the small business issuer dated March 31, 1995.*
    10.11    Second Amendment to Agreement by and between Acorn Laboratories, Inc. and the small business issuer dated January 29, 1996.*
    10.12    Letter dated June 17, 1996 from Acorn Laboratories, Inc. to the small business issuer.**
    10.13    Contract Supply Agreement as of March 1, 1994 by and between the small business issuer and Bausch
             & Lomb Pharmaceutical, Inc.**
    10.14    Letter Agreement of October 4, 1995 by and between the small business issuer and Bausch & Lomb.**
    10.15    Letter Agreement of March 27, 1996 by and between the small business issuer and Bausch & Lomb.**
    10.16    Letter Agreement effective January 1, 1996 between Wheaton Plastic Products and the small business issuer.**
    10.17    Amended Form of Warrant Agent Agreement.****
    10.18    Form of Escrow Agreement by and between the small business issuer and Tri-State Bank.***
    10.19    Consulting Agreement as of February 20, 1995 by and between the small business issuer and Joseph
             Morano.**
    10.20    Consulting Agreement, as amended, as of February 17, 1992 by and between the small business issuer and Leonard L. Kaplan.**
    10.21    Loan Agreement of April 1, 1996, as amended on August 1, 1996, by and between the small business issuer and American Growth Fund I.L.P. and Common Stock Purchase Warrants issued thereto on April
             1, 1996.**
    10.22    Promissory Note dated April 1, 1996 from the small business issuer to American Growth Fund I.L.P.
             and N Note Modification Agreement dated August 1, 1996 between the small business issuer and American
             Growth Fund I.L.P.**
    10.23    Security Agreement of April 1, 1996 by and between the small business issuer and American Growth
             Capital Corporation.**
    10.24    Agreement effective November 15, 1995 between JMR Funding, Inc. and the small business issuer.***
    10.25    $524,000 Note dated June 28, 1996 from the small business issuer to JMR Funding, Inc.**
    10.26    Security Agreements dated June 28, 1996 and November 15, 1995 between the small business issuer and JMR Funding, Inc.**
    10.27    Agreement, Promissory Note and Security Agreement dated May 3, 1995 between the small business issuer and Ralph H. Laffler.**
    10.28    Promissory Note dated November 6, 1995 from the small business issuer to Maurice Porter.**
    10.29    Agreement, as amended, dated April 30, 1993 between Acorn Laboratories, Inc. and Edmund J. Vimond,
             Jr.**
    10.30    Agreement, as amended, dated April 30, 1993 between Acorn Laboratories, Inc. and Larry M. Reid.**
    10.31    Subscription Agreement of September 6, 1996 between the small business issuer and Robert M. Kassenbrock, including form of promissory note and warrant.*
    10.32    Letter of November 4, 1996 from JMR Funding, Inc. to the small business issuer.****
    11       Statement Regarding Computation of Per Share Earnings.**


EXHIBIT
NUMBER       DESCRIPTION OF EXHIBITS
-------      -----------------------
    23.1     Consent of Grant Thornton L.L.P.****
    23.2     The consent of Reisman & Associates, P.A. is contained in Exhibit 5.1 filed herewith.
    27.1     Financial Data Schedule.**

-------------
  * Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-10303 on Form SB-2.


 ** Previously filed as an exhibit to Registration Statement No. 333-10303 on Form SB-2.


 *** Previously filed as an exhibit to Amendment No. 2 to Registration Statement
     No. 333-10303 on Form SB-2.

**** Filed herewith.



ITEM 28. UNDERTAKINGS

   The undersigned small business issuer hereby undertakes to:

   (1) File, during any period in which it offers or sells securities being registered hereby, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii) Include any additional or changed material information on the plan of distribution.

   (2) For the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (4) Provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any of the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Sarasota, State of Florida on November 4, 1996.



                                          Ocurest Laboratories, Inc.
                                          By:  /s/  EDMUND G. VIMOND, JR.
                                               ---------------------------------
                                               Edmund G. Vimond, Jr.
                                               President

   In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:



          SIGNATURES                            TITLE                         DATE
          ----------                            -----                         ----
/s/ EDMUND G. VIMOND, JR.      Principal Executive Officer             November 4, 1996
---------------------------      and Director
Edmund G. Vimond, Jr.,


/s/ JOHN F. CARLSON            Principal Financial and Accounting      November 4, 1996
---------------------------      Officer and Director
John F. Carlson


/s/ LARRY M. REID              Director                                November 4, 1996
---------------------------
Larry M. Reid

                               Director                                          , 1996
---------------------------
Fred Ahlbin

/s/ RALPH LAFFLER              Director                                November 4, 1996
---------------------------
Ralph Laffler

                               Director                                          , 1996
---------------------------
Robert S. Marker

                                                                                SEQUENTIAL
                                                                                   PAGE
EXHIBIT NO.  DESCRIPTION                                                          NUMBER
-----------  -----------                                                        ----------
     1.1     Amended Form of Underwriting Agreement.
     4.1     Amended Form of Representative's Warrants to Purchase Common Stock.****
     4.3     Amended Form of Class A Redeemable Common Stock Purchase Warrant
     4.5     Amended Form of certificate representing Units.
     5.1     Amended Opinion re legality.
    10.17    Amended Form of Warrant Agent Agreement.
    10.32    Letter of November 4, 1996 from JMR Funding, Inc. to the small business issuer.
    23.1     Consent of Grant Thornton L.L.P.